Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

DATED AS OF OCTOBER 27, 2010

AMONG

AIKEN REGIONAL RECEIVABLES, L.L.C., AUBURN REGIONAL RECEIVABLES, L.L.C., DISTRICT HOSPITAL PARTNERS RECEIVABLES, L.L.C., FORT DUNCAN MEDICAL RECEIVABLES, L.L.C., LANCASTER HOSPITAL RECEIVABLES, L.L.C., LAREDO REGIONAL RECEIVABLES, L.L.C., MANATEE MEMORIAL RECEIVABLES, L.L.C., MCALLEN HOSPITALS RECEIVABLES, L.L.C., NORTHWEST TEXAS HEALTHCARE RECEIVABLES, L.L.C., SPARKS FAMILY HOSPITAL RECEIVABLES, L.L.C., SUMMERLIN HOSPITAL RECEIVABLES, L.L.C., TEXOMA HEALTHCARE SYSTEM RECEIVABLES, L.L.C., UHS OF OKLAHOMA RECEIVABLES, L.L.C., UHS-CORONA RECEIVABLES, L.L.C., RANCHO SPRINGS RECEIVABLES, L.L.C., VALLEY HEALTH SYSTEM RECEIVABLES, L.L.C. AND WELLINGTON REGIONAL RECEIVABLES, L.L.C., AS BORROWERS

UHS RECEIVABLES CORP., AS COLLECTION AGENT,

UHS OF DELAWARE, INC., AS SERVICER,

UNIVERSAL HEALTH SERVICES, INC., AS PERFORMANCE GUARANTOR,

THE CONDUITS, LIQUIDITY BANKS, CO-AGENTS AND LC PARTICIPANTS FROM

TIME TO TIME PARTY HERETO,

AND

PNC BANK, NATIONAL ASSOCIATION, AS LC BANK AND ADMINISTRATIVE AGENT

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II-A	Form of Borrowing Notice

Exhibit II-B	Form of Reduction Notice

Exhibit III	Places of Business of the Loan Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV	Form of Compliance Certificate

Exhibit V	Form of Assignment Agreement

Exhibit VI	Form of Monthly Report

Exhibit VII	Form of Performance Undertaking

Exhibit VIII	Eligible Payor Classes

Exhibit IX	Form of Letter of Credit Application

Schedule A	Commitments

Schedule B	Closing Documents

Schedule C	Consolidated Leverage Ratio

Schedule D	Special Obligor Concentration Limit

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT, dated as of October 27, 2010, is entered into by and among:

(a) Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., Texoma Healthcare System Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., each, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”);

(b) UHS Receivables Corp., a Delaware corporation (the “Collection Agent”);

(c) UHS of Delaware, Inc., a Delaware corporation (“UHS of Delaware”), as initial Servicer (the Servicer, together with Borrowers and the Collection Agent, the “Loan Parties” and each, a “Loan Party”);

(d) Universal Health Services, Inc., a Delaware corporation (“Parent”), as Performance Guarantor;

(e) Victory Receivables Corporation, a Delaware corporation (“Victory”), as a Conduit;

(f) The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”), as Liquidity Bank, LC Participant and Co-Agent for Victory’s Lender Group;

(g) Three Pillars Funding LLC, a Delaware limited liability company (“TPF”), as a Conduit;

(h) SunTrust Bank (“SunTrust”), as Liquidity Bank and LC Participant for TPF’s Lender Group;

(i) SunTrust Robinson Humphrey, Inc. (“STRH”), as Co-Agent for TPF’s Lender Group;

(j) Market Street Funding LLC, a Delaware limited liability company (“Market Street”), as a Conduit;

(k) PNC Bank, National Association (“PNC”), as Liquidity Bank, LC Participant and Co-Agent for Market Street’s Lender Group, as LC Bank (in such capacity and together with its successors and assigns, the “LC Bank”) and as

Administrative Agent (in such capacity and together with its successors and assigns, the “Administrative Agent”); and

(l) the other Conduits, Liquidity Banks, LC Participants and Co-Agents from time to time party hereto.

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

The Borrowers (other than Texoma Healthcare System Receivables, L.L.C.), the Collection Agent, the Servicer, the Performance Guarantor, Variable Funding Capital Company LLC (“VFCC”), Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association, “Wells”), TPF, SunTrust and STRH entered into that certain Credit and Security Agreement, dated as of August 31, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”).

Concurrently herewith, the parties to the Original Agreement and PNC entered into (a) that certain Assignment and Assumption Agreement, dated as of the date hereof (the “Wells Assignment”), pursuant to which, among other things, (i) Wells and VFCC ceased to be a party to the Original Agreement, (ii) PNC became the Administrative Agent under the Original Agreement and (iii) Wells assigned to PNC, as Administrative Agent, all Wells’ right, title and interest in the Collateral and (b) that certain Payoff Letter, dated as of the date hereof (the “Payoff Letter”), pursuant to which, among other things the Borrowers party to the Original Agreement repaid in full all the outstanding loans made under the Original Agreement. The execution and delivery of this Agreement by each of the parties hereto is a condition precedent to the effectiveness of each of the Wells Assignment and the Payoff Letter, and the execution and delivery of each of the Wells Assignment and the Payoff Letter by each of the respective parties thereto is a condition precedent to the effectiveness of this Agreement.

This Agreement amends and restates the Original Agreement in its entirety as of the date hereof. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Agreement.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE ADVANCES

Section 1.1 Credit Facility.

(a) Commitments & Certain Limitations; On the terms and subject to the conditions hereof, from time to time prior to the Facility Termination Date:

(i) the Collection Agent, on behalf of Borrowers, may (A) request Advances from the Lenders or (B) request that the LC Bank issue or cause the issuance of Letters of Credit;

(ii) in connection with each such requested Advance or any mandatory deemed Advance pursuant to Section 1.1(b) below, each Lender Group shall make Loans to the Borrowers in an amount equal to the lesser of (x) such Lender Group’s Lender Group Commitment and (y) such Lender Group’s Percentage of the requested Advance as follows; provided, however, that if any such Advance occurs when the Percentage of any Lender Group exceeds its Lender Group Exposure Percentage due to an increase in Commitments pursuant to Section 1.1(d), the initial portion of such Advance necessary to cause such Lender Group’s Percentage to be equal to its Lender Group Exposure Percentage shall be funded solely by the Lenders in such Lender Group (or if there are more than one such Lender Groups whose Percentages exceed their Lender Group Exposure Percentages, ratably by the Lenders in such Lender Groups) and the remaining portion (if any) of such Advance shall be funded ratably (based on the Percentages of the various Lender Groups adjusted as provided above) by the Lenders in all Lender Groups

(A) the Conduit in such Lender Group may, in its sole discretion, make a Loan to the Borrowers in a principal amount equal to its Lender Group’s Percentage of such requested Advance; it being understood and agreed that, at no time will a Conduit have any obligation to make any Loan; and

(B) (B) if such Conduit declines to make any such Loan, the Liquidity Banks in such Lender Group shall make Loans in an aggregate principal amount equal to the related Lender Group’s Percentage of such requested Advance;

(iii) in connection with each such request for the issuance of a Letter of Credit, the LC Bank shall issue such Letter of Credit (and each LC Participant hereby severally agrees to make participation advances in connection with any draws under such Letters of Credit equal to such LC Participant’s Ratable LC Share of such draws);

provided, however, that, without limiting any other requirements for or conditions precedent to any Advance or any issuance of a Letter of Credit hereunder, under no circumstances shall any Lender make any Loan (including, without limitation, in connection with any mandatory deemed Advance pursuant to Section 1.1(b) below, but excluding any Loan deemed made pursuant to Section 1.10(c) below) nor shall the LC Bank issue any Letter of Credit hereunder, as applicable, if, after giving effect to such Loan or issuance and, in the case of any mandatory deemed Advance pursuant to Section 1.1(b) below, the application of the proceeds thereof to satisfy the related Reimbursement Obligation:

(A) with respect to any Liquidity Bank, the aggregate outstanding principal balance of such Liquidity Bank’s Loans plus, if such Liquidity Bank is also an LC Participant, such Liquidity Bank’s Ratable LC Share of the LC Participation Amount would exceed such Liquidity Bank’s Commitment;

(B) the Lender Group Exposure of such Lender’s Lender Group would exceed its Lender Group Commitment;

(C) the Aggregate Principal plus the LC Participation Amount would exceed the Aggregate Commitment;

(D) the LC Participation Amount would exceed the aggregate of the Commitments of the LC Bank and the LC Participants; or

(E) the Coverage Percentage would exceed 100%.

The Advances, the Reimbursement Obligation and all other Obligations of the Borrowers, shall be secured by the Collateral as provided in Article XIII.

The Borrowers may, subject to the requirements and conditions set forth herein, use the proceeds of any Advance hereunder to satisfy their Reimbursement Obligation to the LC Bank and the LC Participants (ratably, based on the outstanding amounts funded by the LC Bank and each such LC Participant) pursuant to Section 1.10 below.

(b) Deemed Advance Requests. In the event the Borrowers fail to reimburse the LC Bank and each applicable LC Participant for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of their own funds available therefor or otherwise at such time) pursuant to Section 1.10, then the Collection Agent on behalf of Borrowers shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested a new Advance, on such date, pursuant to the terms hereof, in an amount equal to the amount of such Reimbursement Obligation at such time. Subject to the limitations on funding set forth in Section 1.1(a) above (and otherwise herein), the Conduits or Liquidity Banks, as applicable, shall fund such deemed Advance request and deliver the proceeds thereof directly to the Administrative Agent to be immediately distributed (ratably) to the LC Bank in satisfaction of the Borrowers’ Reimbursement Obligation pursuant to Section 1.10, to the extent of the amounts permitted to be funded by the Conduits or Liquidity Banks, as applicable, at such time, hereunder; provided, however, that if any Defaulting Lender fails to fund its portion of any such Advance deemed requested pursuant to this clause (b), then, subject to the limitations on funding set forth in Section 1.1(a) above (and otherwise herein), the Liquidity Banks that are not Defaulting Lenders shall fund (or shall cause their related Conduits to fund) such Defaulting Lender’s portion of such Advance pro rata in proportion to their relative Commitments (determined without regard to the Defaulting Lender’s Commitment).

(c) Reducing the Aggregate Commitment. The Collection Agent, on behalf of Borrowers, may, upon at least 10 Business Days’ notice to the Co-Agents, terminate in whole or reduce in part, ratably among the Lenders in each Lender Group in accordance with such Lender Group’s Percentage, the unused portion of the Aggregate Commitment; it being understood that the “unused portion” of the Aggregate Commitment means the excess, if any of (x) the Aggregate Commitment (before giving effect to such reduction) over (y) the sum of the Aggregate Principal plus the LC Participation Amount; provided that:

(i) each partial reduction of the unused portion of the Aggregate Commitment shall be in an amount equal to $1,000,000 per Lender Group (or a larger integral multiple of $1,000,000 if in excess thereof) and shall reduce the Commitments of the Lenders ratably in accordance with their respective Pro Rata Shares;

(ii) unless terminated in whole, the Aggregate Commitment shall in no event be reduced below $150,000,000; and

(iii) no such reduction of the unused portion of the Aggregate Commitment shall be permitted if such reduction would cause (A) the Aggregate Principal plus the LC Participation Amount to exceed the Aggregate Commitment or (B) any Lender Group’s Lender Group Exposure to exceed its Lender Group Commitment.

(d) Increasing the Aggregate Commitment. The Collection Agent, on behalf of the Borrowers, may from time to time prior to the Facility Termination Date, upon not less than thirty (30) days’ prior written notice to the Administrative Agent and each Co-Agent (a “Commitment Increase Notice”), request that the Lenders increase the Aggregate Commitment (calculated without reduction for any then existing Lender Group Commitment of any Defaulting Lender’s Lender Group) to an amount not exceeding $375,000,000 subject to the following terms and conditions:

(i) each Commitment Increase Notice shall specify the date on which the proposed increase in Commitments will be effective, which date shall be a Business Day;

(ii) the Collection Agent shall not deliver any Commitment Increase Notice unless all the conditions to making Advances and issuing Letters of Credit specified in Article VI are satisfied, and each Borrower shall be deemed to represent and warrant that such conditions are satisfied on the effective date of any such increase;

(iii) no Defaulting Lender or any member of a Defaulting Lender’s Lender Group shall not be permitted to increase its Commitment or Lender Group Commitment, as applicable, pursuant to any such Commitment Increase Notice;

(iv) each such increase in the Aggregate Commitment shall not be less than $30,000,000, and each such increase of any Lender Group Commitment shall not be less than $10,000,000;

(v) each such requested increase in the Aggregate Commitment shall request that each then existing Lender Group (excluding any Defaulting Lender’s Lender Group) increase its Lender Group Commitment ratably (based upon relative existing Lender Group Commitments);

(vi) after giving effect to any such increase, the aggregate Commitments of the LC Participant(s) in such Lender Group shall equal the aggregate Commitments of the Liquidity Bank(s) in such Lender Group;

(vii) no Lender Group’s Lender Group Commitment or Lender’s Commitment, as applicable, shall be increased pursuant to a Commitment Increase Notice unless its related Co-Agent shall have notified the Collection Agent and the Administrative Agent in writing not less than fifteen (15) days after delivery of the related Commitment

Increase Notice that such Lender Group and Lender accept the relevant increase proposed in such Commitment Increase Notice; provided that, if any Lender’s or Lender Group’s Co-Agent does not provide any such written notice accepting or declining such increase within such period, such Lender and/or Lender Group shall be deemed to have declined such increase, and its respective Lender Group Commitment and/or Commitment, as applicable, shall not be increased; and provided further that no Lender or Lender Group shall have the right to accept any increase in Commitment or Lender Group Commitment less than the amount proposed in the related Commitment Increase Notice; it being understood and agreed that each Co-Agent (on behalf of the Lender sin its Lender Group) may accept or decline any Commitment increase requested by the Collection Agent under this clause (d) in such Co-Agent’s sole and absolute discretion; and

(viii) if any Lender Group declines any such requested increase, each Lender Group accepting their respective requested increase may, by written notice to the Collection Agent and the Administrative Agent delivered not later than five days prior to the effective date specified in such Commitment Increase Notice, also accept its ratable share (based on relative existing Lender Group Commitments of the Lender Groups accepting the requested increase of the declining Lender Groups) of such declining Lender Group’s requested increase.

On the effective date specified in any Commitment Increase Notice, the Commitments and Lender Group Commitments, as applicable, of the Lenders and Lender Groups accepting such increases in accordance with this clause (d) shall be automatically increased without further action of, or notice to, any Person.

Section 1.2 Increases.

Not later than 12:00 noon (New York City time) on the Business Day prior to a proposed borrowing (or, in the case of a borrowing to be made at the LIBO Rate, not later than 12:00 noon (New York City time) on the second Business Day prior to such proposed borrowing), the Collection Agent, on behalf of Borrowers, shall provide the Co-Agents with written notice of each Advance in the form set forth as Exhibit II-A hereto (each, a “Borrowing Notice”). Each Borrowing Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested increase in Aggregate Principal (which shall not be less than $1,000,000 per Lender Group or a larger integral multiple of $100,000 per Lender Group), a pro forma calculation of the Coverage Percentage after giving effect to such requested increase in Aggregate Principal and the Borrowing Date (which shall be a Business Day). If a Conduit declines to make its Percentage of a proposed Advance, the Collection Agent, on behalf of Borrowers, may cancel the Borrowing Notice or, in the absence of such a cancellation, the Advance will be made by such Conduit’s Liquidity Banks. On the date of each Advance, upon satisfaction of the applicable conditions precedent set forth in Article VI, the applicable Conduit or its related Liquidity Banks, as determined pursuant to Section 1.1(a), shall make the proceeds of its Loan comprising such Lender Group’s Percentage of such requested Advance available to its Co-Agent in immediately available funds on the proposed date of borrowing. Upon receipt by a Co-Agent of such Loan proceeds and satisfaction of the applicable conditions precedent set forth in Article VI, such Co-Agent shall deposit to the Facility Account, in immediately available funds, an amount equal to (i) in the case of a Conduit, such Conduit’s Lender Group’s Percentage of the principal amount of the requested Advance or (ii) in the case of a Liquidity Bank, such Liquidity Bank’s Pro Rata Share of such Liquidity Bank’s Lender Group’s Percentage of the principal amount of the requested Advance. If any Borrowing Notice is delivered after 12:00 noon (New York time) on the Business Day specified in the first sentence of this Section 1.2, funding of the requested Advance will be on a best-efforts basis only.

Section 1.3 Decreases.

Except as provided in Section 1.4, the Collection Agent, on behalf of Borrowers, shall provide the Co-Agents with irrevocable prior written notice of any proposed reduction of Aggregate Principal in the form of Exhibit II-B hereto in conformity with the Required Notice Period (each, a “Reduction Notice”). Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Principal shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Principal to be reduced (which, except in the case of a reduction necessary to cause the Coverage Percentage to not exceed 100% as contemplated by Section 1.4(b), shall be in a minimum amount per Lender Group of $500,000 or a larger integral multiple of $100,000 and) which shall be applied ratably to the Loans of the Conduits and the Liquidity Banks in accordance with the amount of principal (if any) owing to the Conduits (ratably, based on their Lender Group’s Percentage of such reduction), on the one hand, and the amount of principal (if any) owing to the Liquidity Banks (ratably, based on their respective Pro Rata Shares of their Lender Group’s Percentage of such reduction), on the other hand (the “Aggregate Reduction”). Only one (1) Reduction Notice with respect to any Proposed Reduction Date shall be outstanding at any time.

Section 1.4 Deemed Collections; Coverage Percentage.

(a) If on any day:

(i) the Outstanding Balance of any Receivable is reduced as a result of any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof, or

(ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

(iii) the Outstanding Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(iv) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than receipt of Collections thereon or such Receivable becoming a Defaulted Receivable), or

(v) any of the representations or warranties of the applicable Borrower set forth in Section 5.1(i), (j), (r), (s), (t) or (u) were not true when made with respect to any Receivable,

then, on such day, the applicable Borrower shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, effective as of the date on which the next succeeding Monthly Report is required to be delivered, the Borrowing Base shall be reduced by the amount of such Deemed Collection.

(b) Borrowers shall ensure that the Coverage Percentage at all times does not exceed 100%. If at any time the Coverage Percentage exceeds 100%, the Borrowers shall, jointly and severally and not later than 12:00 noon (New York City time) on the next succeeding Settlement Date, first, prepay the Loans, if any, then outstanding and second, make deposits to the LC Collateral Account (up to the amount, if any, necessary to reduce the Adjusted LC Participation Amount to zero ($0)), such that after giving effect to such prepayments and/or deposits to the LC Collateral Account, the Coverage Percentage is less than or equal to 100%. Any such prepayment of the Loans shall be (i) allocated ratably among the Lenders based upon the aggregate outstanding principal balance of their respective Loans and (ii) made by the Borrowers, jointly and severally, by wire transfer to the applicable Co-Agent of an amount equal to the principal amount of it’s Lender Group’s Loans being repaid plus all accrued and unpaid interest thereon. Upon receipt of such funds, each Co-Agent shall apply such funds to the Loans of the Lenders in its Lender Group as determined by such Co-Agent.

Section 1.5 Payment Requirements.

All amounts to be paid or deposited by any Loan Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds, and if not made before 1:00 p.m. (New York City time) with electronic mail confirmation to the applicable Agent that such deposit or payment has been initiated, shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Lender they shall be paid to the applicable Co-Agent Account, for the account of such Lender, until otherwise notified by such Co-Agent. All computations of CP Costs, Interest, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Interest or other amounts calculated by reference to the Prime Rate) in the case days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day. CP Costs and Interest shall accrue from the date on which a Loan is made to but excluding the date on which it is repaid provided payment is received by the time specified in the first sentence of this Section.

Section 1.6 Advances; Ratable Loans; Funding Mechanics; Liquidity Fundings.

(a) Each Advance hereunder shall be made on a pro rata basis in accordance with each Lender Group’s Percentage;

(b) Each Advance hereunder shall consist of one or more Loans made by each Lender Group and, within each Lender Group, by the Conduits and/or Liquidity Banks in such Lender Group.

(c) Each Lender funding any Loan shall wire transfer the principal amount of its Loan to its Co-Agent in immediately available funds as soon as possible and in no event later than 2:00 p.m. (New York City time) on the applicable Borrowing Date and, subject to such Co-Agent’s receipt of such Loan proceeds, such Co-Agent shall wire transfer such funds to the Facility Account.

(d) Without limiting the generality of clause (e) below, while it is the intent of each Conduit to fund and maintain each requested Advance through the issuance of its Commercial Paper, the parties hereto acknowledge that any Conduit may, in its sole and absolute discretion and at any time (including, without limitation, if such Conduit is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of its Loans, or is unable to repay such Commercial Paper upon the maturity thereof, or such Conduit’s Liquidity Agreement (or the commitment of the Liquidity Bank thereunder) terminates (in whole or in part) for any reason), put all or any portion of its Loans to its Liquidity Bank(s) at any time pursuant to its applicable Liquidity Agreement (or any other applicable agreement) to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings may be Alternate Base Rate Loans or LIBO Rate Loans, or a combination thereof, as elected by the applicable Co-Agent. Regardless of whether a Liquidity Funding constitutes the direct funding of a Loan, an assignment of a Loan made by a Conduit or the sale of one or more participations in a Loan made by a Conduit, each Liquidity Bank in such Conduit’s Lender Group participating in a Liquidity Funding shall have the rights of a “Lender” hereunder with the same force and effect as if it had directly made a Loan to Borrowers, jointly and severally, in the amount of its Liquidity Funding.

(e) Nothing herein shall be deemed to commit any Conduit to fund or maintain any Loans at any time, and any Conduit may at any time grant to one or more of its Liquidity Banks or other Funding Sources, interests in its Loans and rights hereunder.

(f) The Loan Parties acknowledge and agree that any Liquidity Bank, or any Affiliate of such Liquidity Bank may, from time to time (but without any obligation) purchase and hold Commercial Paper issued by its related Conduit for its own account, regardless of any difference between the CP Costs (expressed as an interest rate per annum) and the LIBO Rate.

Section 1.7 Letters of Credit.

Subject to the terms and conditions hereof (including, without limitation, the proviso to Section 1.1(a) and Article VI), the LC Bank shall issue or cause the issuance of standby Letters of Credit (“Letters of Credit”) on behalf of the Borrowers (and, if applicable, on behalf of, or for the account of, any Affiliate of the Borrowers designated by the Collection Agent on behalf of the Borrowers); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance of such Letters of Credit would then cause (a) the sum of (i) the Aggregate Principal plus (ii) the LC Participation Amount to exceed the Aggregate Commitment, (b) the Coverage Percentage to exceed 100% or (c) the LC Participation Amount to exceed the aggregate of the Commitments of the LC Bank and the LC Participants. All amounts drawn upon Letters of Credit shall accrue CP Costs and/or Interest (and any associated fees under the Fee Letter) to the same extent as if such amounts had been borrowed by the Borrowers through Loans. Letters of Credit that have not been drawn upon shall not accrue CP Costs or Interest but shall accrue fees to the extent set forth in the Fee Letter.

Section 1.8 Issuance of Letters of Credit.

(a) The Collection Agent, on behalf of the Borrowers, may request the LC Bank, upon five (5) Business Days’ prior written notice submitted on or before 11:00 a.m., New York time, to issue a Letter of Credit by delivering to the Administrative Agent a Borrowing Notice substantially in the form of Exhibit II-A attached hereto (which such Notice shall include a pro forma calculation of the Coverage Percentage after giving effect to such request) and the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit IX attached hereto completed to the satisfaction of the Administrative Agent and the LC Bank; and, such other certificates, documents and other papers and information as the Administrative Agent may reasonably request. The Collection Agent, on behalf of the Borrowers, also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrative Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than the Facility Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the Facility Termination Date or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 1.1(a) and Article VI) to issuing such Letter of Credit hereunder (as if such Letter of Credit were then being first issued) are not satisfied (other than any such condition requiring the Collection Agent, on behalf of the Borrowers, to submit a Borrowing Request or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Collection Agent and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c) The Administrative Agent shall promptly notify the LC Bank and the LC Participants, at such Person’s address for notices hereunder, of the request by the Collection Agent, on behalf of the Borrowers, for a Letter of Credit hereunder, and shall provide the LC Bank and the LC Participants with the Borrowing Notice and Letter of Credit Application delivered to the Administrative Agent by the Collection Agent, on behalf of the Borrowers, pursuant to clause (a), above, by the close of business on the day received or if received on a day that is not a Business Day or on any Business Day after 11:00 a.m. New York time on such day, on the next Business Day.

Section 1.9 Requirements For Issuance of Letters of Credit.

The Collection Agent, on behalf of the Borrowers, shall authorize and direct the LC Bank to name the applicable Borrower or Affiliate thereof (as determined pursuant to Section 1.7 above) as the “Applicant” or “Account Party” of each Letter of Credit; provided in no event shall any Person other than the Borrowers have any obligation to reimburse the LC Bank under the terms of any Letter of Credit.

Section 1.10 Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each LC Participant shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such LC Participant’s Ratable LC Share of the face amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Collection Agent of such request. Provided that the Collection Agent shall have received such notice, the Borrowers shall, jointly and severally, reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to 12:00 noon, New York time on each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. In the event the Borrowers fail to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon, New York time, on the Drawing Date, the LC Bank will promptly notify each LC Participant thereof, and the Borrowers shall be deemed to have requested that an Advance be made by the Lenders in the Lender

Groups for the LC Bank and the LC Participants to be disbursed on the Drawing Date under such Letter of Credit in accordance with Section 1.1(b). Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(c) Each LC Participant shall, upon any notice pursuant to clause (b) above and (without limiting the generality of Section 1.14 below) without regard to whether any condition precedent to any Loan hereunder is satisfied or unsatisfied at such time, make available as a participation advance to the LC Bank by no later than 2:00 p.m., New York time on the Drawing Date an amount in immediately available funds equal to its Ratable LC Share of the amount of the related drawing under a Letter of Credit; provided, however, that if any LC Participant that is a Defaulting Lender fails to fund its portion of any such participation advance pursuant to this clause (c), then, the LC Participants that are not Defaulting Lenders shall make available to the LC Bank such Defaulting Lender’s portion of such participation advance pro rata in proportion to their relative Commitments (determined without regard to the Defaulting Lender’s Commitment; provided, further, however, that no LC Participant shall be required to make any portion of any participation advance available to the LC Bank under this clause (c) solely to the extent that such after giving effect thereto:

(i) such LC Participant’s Ratable LC Share of the LC Participation Amount plus the aggregate outstanding principal balance of such LC Participant’s Loans would exceed such LC Participant’s Commitment; or

(ii) the Lender Group Exposure of such LC Participant’s Lender Group would exceed its Lender Group Commitment.

Upon any LC Participant making any such participation advance to the LC Bank, and whether or not any condition precedent to any Loan hereunder is satisfied or unsatisfied, such LC Participant shall be deemed to have made a Loan to the Borrowers in the amount of such participation advance; provided that, if for any reason (including, without limitation, an LC Participant being a Defaulting Lender), any portion of the amount of any such drawing is not so made available to the LC Bank by the LC Participants in accordance with this clause (c), the LC Bank shall be deemed to have made a Loan to the Borrowers for all purposes of this Agreement in an amount equal to the excess of (x) the amount of such drawing over (y) the aggregate amount made available by the LC Participants to the LC Bank in respect of such drawing.

If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Ratable LC Share of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to interest accruing on Loans funded or maintained by the LC Bank on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (c); provided that such LC Participant shall not be obligated to pay interest as provided in subclauses (i) and (ii) above in this paragraph until and commencing from the date of receipt of notice from the LC Bank or the Administrative Agent of a drawing.

Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the Loan Parties and any Originator) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 1.11 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a participation advance to the LC Bank, or (ii) in payment of Interest or CP Costs on the Advances made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b) If the LC Bank is required at any time to return to any Borrower (or to the Collection Agent on its behalf) or Affiliate of any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by or on behalf of any Borrower to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Ratable LC Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Effective Rate from the date the payment was first made to such LC Participant to, but not including, the date the payment is returned by such LC Participant.

Section 1.12 Documentation.

Each Borrower (on behalf of itself and any account party or applicant named on any Letter of Credit issued hereunder) agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued hereunder and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from any Borrower’s or any other Loan Party’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the LC Bank, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Collection Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 1.13 Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.14 Nature of Participation and Reimbursement Obligations.

Each LC Participant’s obligation in accordance with this Agreement to make participation advances as a result of a drawing under a Letter of Credit, and the joint and several obligations of the Borrowers to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the Administrative Agent, any Co-Agent, any Lender, any Loan Party, any Originator or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply with the conditions set forth in this Agreement for the making of Advances, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of participation advances hereunder;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party, any Originator, the LC Bank, any LC Participant or any of their respective Affiliates against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which any Loan Party, any Originator, the LC Bank, any LC Participant or any of their respective Affiliates may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any LC Participant, any Co-Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between or among any Loan Party, any Originator, the beneficiary for which any Letter of Credit was procured or any of their respective Affiliates);

(v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Collection Agent or any other Loan Party, unless the LC Bank has received written notice from the Collection Agent of such failure within three Business Days after the LC Bank shall have furnished the Collection Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on any Loan Party, any Originator or any Affiliates thereof;

(x) any breach of this Agreement or any Transaction Document by any party thereto;

(xi) the occurrence or continuance of an Event of Bankruptcy with respect to any Loan Party, any Originator or any of their respective Affiliates;

(xii) the fact that an Amortization Event or an Unmatured Amortization Event shall have occurred and be continuing;

(xiii) the fact that this Agreement or the obligations of any Loan Party hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing in this Section 1.14 shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 1.15 Indemnity.

In addition to other amounts payable hereunder (including, without limitation, pursuant to Article X), the Borrowers hereby jointly and severally, agree to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each LC Participant and any of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable attorneys’ fees actually incurred, which attorneys may be employees of the Administrative Agent, the LC Bank, any LC Participant or any of their respective Affiliates) which the Administrative Agent, the LC Bank, any LC Participant or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.16 Liability for Acts and Omissions.

As between the Borrowers, on the one hand, and the Administrative Agent, the LC Bank, the LC Participants, the Co-Agents and the Lenders, on the other, the Borrowers, jointly and severally, assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit and by the respective account parties or applicants named on such Letters of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrative Agent, the LC Bank, the LC Participants, the Co-Agents or the Lenders shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party, any Originator or any of their respective Affiliates against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party, any Originator or any of their respective Affiliates and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank, the LC Participants, the Co-Agents and the Lenders, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Administrative Agent, the LC Bank, the LC Participants, the Co-Agents, the Lenders or their respective Affiliates, be liable to any Loan Party, any Originator or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank, the LC Participants, the Co-Agents, the Lenders and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the LC Participants, the Co-Agents, the Lenders or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to any Loan Party, any Originator, any LC Participant or any other Person.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1 Payments.

Each of the Borrowers, jointly and severally, hereby promises to pay:

(a) the Aggregate Principal on and after the Facility Termination Date as and when Collections are received;

(b) the fees set forth in the Fee Letter on the dates specified therein; provided, however, that, notwithstanding anything to the contrary in the Fee Letter, no Commitment Fees

(as defined in the Fee Letter) shall accrue with respect to, or be payable by any Borrower to, any Defaulting Lender (or to any member of its Lender Group) during the period while such Lender is a Defaulting Lender;

(c) all accrued and unpaid Interest on the Alternate Base Rate Loans on each Settlement Date in accordance with this Article II and Article IV;

(d) all accrued and unpaid Interest on the LIBO Rate Loans on each Settlement Date in accordance with this Article II and Article IV;

(e) all accrued and unpaid CP Costs on the CP Rate Loans on each Settlement Date in accordance with this Article II and Article III;

(f) all amounts due in respect of the Reimbursement Obligation in accordance with Section 1.10;

(g) all Broken Funding Costs, Indemnified Amounts and amounts payable pursuant to Section 1.15, in each case, upon demand.

Section 2.2 Collections Prior to Amortization.

On each Settlement Date prior to the Amortization Date, the Servicer shall deposit to the applicable Co-Agent Account, for distribution to the applicable Secured Parties in each Lender Group, a portion of the Collections received by it during the preceding Calculation Period (after deduction of its Servicing Fee) equal to the sum of the following amounts for application to the Obligations in the order specified:

first, ratably to the payment of all accrued and unpaid CP Costs, Interest and Broken Funding Costs (if any) that are then due and owing;

second, ratably to the payment of all unpaid fees accrued during the most recently ended Calculation Period under the Fee Letter (if any) that are then due and owing to the applicable Conduit or its Co-Agent;

third, if required under Section 1.3 or 1.4, (i) first, to the ratable reduction of the Aggregate Principal (ratably among the Lenders based upon the outstanding principal balances of their respective Loans) and (ii) second, into the LC Collateral Account for the benefit of the LC Bank and the LC Participants (it being understood and agreed that any amount so distributed to the LC Collateral Account shall be deposited directly therein, rather than to the applicable Co-Agent Account); and

fourth, for the ratable payment of all other unpaid Obligations of Borrowers, if any, that are then due and owing.

The balance, if any, shall be paid to the Collection Agent, on behalf of Borrowers, or otherwise in accordance with the Collection Agent’s instructions. Collections applied to the payment of Obligations of Borrowers shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.2, shall be shared ratably (within each priority) among the applicable Secured Parties in its Lender Group in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.3 Collections Following Amortization.

On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the Secured Parties, all Collections received on such day. On and after the Amortization Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Administrative Agent at the direction of any Co-Agent (after deduction of any accrued and unpaid Servicing Fee as of such date) distribute all Collections then held by the Servicer (including, without limitation, the amounts set aside and held in trust pursuant to the preceding sentence) in the following order of priority to reduce the Obligations of the Borrowers:

first, to the Administrative Agent in reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement (including, without limitation, any indemnities or amounts paid or payable by the Administrative Agent to any Collection Bank pursuant to any Collection Account Agreement);

second, to the Secured Parties, ratably in payment of all accrued and unpaid CP Costs, Interest, and Broken Funding Costs (if any);

third, to the Secured Parties, ratably in payment of all accrued and unpaid fees under the Fee Letter;

fourth, to the Lenders, ratably in reduction of the Aggregate Principal until the Aggregate Principal is reduced to zero ($0); provided, however, that if any Defaulting Lender (or its Lender Group) failed to make any Loan required to be made by it in respect of an Advance deemed requested pursuant to Section 1.1(b) or failed to fund any participation advance (or portion thereof) to the LC Bank required to be funded by it pursuant to Section 1.10(c), then any Collections otherwise distributable to such Defaulting Lender or any member of its Lender Group pursuant to this clause fourth shall first be paid ratably to the Lenders that made or funded any portion of such Loan(s) or participation advance(s) in lieu of such Defaulting Lender until their Aggregate Principal has been reduced pursuant to this proviso by an amount equal to the amount funded by such Lenders in lieu of such Defaulting Lender (or has been reduced to zero ($0));

fifth, to the LC Collateral Account for the benefit of the LC Bank and the LC Participants, the amount (if any) necessary to cause the amount of cash collateral held in the LC Collateral Account to equal the LC Participation Amount;

sixth, to the Secured Parties, ratably in payment of all other unpaid Obligations of Borrowers; and

seventh, after all Obligations of Borrowers have been reduced to zero ($0), to the Collection Agent, on behalf of the Borrowers.

All amounts to be distributed to (or for the account of) any Secured Party pursuant to this Section 2.3 shall be distributed by the Servicer to such Secured Party’s related Co-Agent’s Co-Agent Account. Collections applied to the payment of Obligations of Borrowers shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.3, shall be shared ratably (within each priority) among the applicable Secured Parties in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.4 Payment Rescission.

No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Borrowers shall remain jointly and severally obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Co-Agent Account (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus Interest on such amount at the Default Rate from the date of any such rescission, return or refunding.

ARTICLE III.

CONDUIT FUNDING

Section 3.1 CP Costs.

Borrowers, jointly and severally, shall pay CP Costs with respect to the principal balance of the Loans from time to time outstanding. Each Loan of a Conduit that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the principal in respect of such Loan that is funded with Pooled Commercial Paper represents in relation to all assets held by such Conduit and funded substantially with related Pooled Commercial Paper on such day.

Section 3.2 Calculation of CP Costs.

Not later than the 3rd Business Day immediately preceding each Monthly Reporting Date, each Conduit (or its Co-Agent) shall calculate the aggregate amount of CP Costs applicable to its CP Rate Loans for the Calculation Period then most recently ended and shall notify the Collection Agent, on behalf of Borrowers, of such aggregate amount.

Section 3.3 CP Costs Payments.

On each Settlement Date, Borrowers, jointly and severally, shall pay to each of the Co-Agents (for the benefit of its respective Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the principal associated with all CP Rate Loans of such Conduit for the Calculation Period then most recently ended in accordance with Article II.

Section 3.4 Default Rate.

From and after the occurrence of an Amortization Event, all Loans of the Conduits shall accrue Interest at the Default Rate and shall cease to be CP Rate Loans.

ARTICLE IV.

LIQUIDITY BANK FUNDING

Section 4.1 Liquidity Bank Funding.

Prior to the occurrence of an Amortization Event, the outstanding principal balance of each Liquidity Funding shall accrue interest for each day at either the LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof. The initial Interest Rate for any Loan transferred to the Liquidity Banks by the applicable Conduit pursuant to the applicable Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable or unless the applicable Liquidity Bank, in its sole discretion, determines to fund such Loan as a LIBO Rate Loan). If the applicable Liquidity Banks acquire by assignment from the applicable Conduit any Loan pursuant to the applicable Liquidity Agreement, each Loan so assigned shall each be deemed to have an Interest Period commencing on the date of any such assignment.

Section 4.2 Interest Payments.

On each Settlement Date for each Liquidity Funding, Borrowers, jointly and severally, shall pay to the applicable Co-Agent (for the benefit of the Liquidity Banks in its Lender Group) an aggregate amount equal to the accrued and unpaid Interest for the Calculation Period then most recently ended in accordance with Article II.

Section 4.3 Suspension of the LIBO Rate.

If any Liquidity Bank notifies its applicable Co-Agent that it has determined that funding its Pro Rata Share of its Lender Group’s Percentage of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Funding at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then such Co-Agent shall suspend the availability of such LIBO Rate and require the application of the Alternate Base Rate for any Liquidity Funding of such Liquidity Bank accruing Interest at such LIBO Rate.

Section 4.4 Default Rate.

From and after the occurrence of an Amortization Event, all Liquidity Fundings shall accrue Interest at the Default Rate.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Performance Guarantor and Loan Parties.

Each of the Performance Guarantor and the Loan Parties hereby represents and warrants to the Agents and the Lenders, as to itself, as of the date hereof, as of the date of each Advance, as of the date each Letter of Credit is issued hereunder and as of each Settlement Date that:

(a) Existence and Power. Such Person is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Person of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and, in the case of Borrowers, Borrowers’ use of the proceeds of the Advances made hereunder, are within its corporate or limited liability company powers and authority and have been duly authorized by all necessary corporate or limited liability company action on its part. This Agreement and each other Transaction Document to which such Person is a party has been duly executed and delivered by such Person.

(c) No Conflict. The execution and delivery by such Person of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not result in the creation or imposition of any Lien on assets of such Person, or contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property (except as created under the Transaction Documents) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Person of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. Except as set forth in the Parent’s periodic reports and reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof, there are no actions, suits or proceedings pending, or to the best knowledge of such Person, threatened, against or affecting such Person, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. Each of the Transaction Documents to which such Person is a party constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Person or any of its Affiliates to the Agents or the Lenders for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Person or any of its Affiliates to the Agents or the Lenders will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.

(h) Use of Proceeds. Borrowers, jointly and severally, represent and warrant that neither any proceeds of any Advance hereunder nor any Letter of Credit issued hereunder will be used (i) for a purpose that violates, or would be inconsistent with, (A) Section 7.2(e) of this Agreement or (B) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. (i) Borrowers have good and marketable title to the Collateral free and clear of any Lien, except as created by the Transaction Documents, and (ii) there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the applicable Borrower’s ownership interest in each Receivable sold or contributed to it, its Collections and the Related Security.

(j) Perfection. Each Borrower represents and warrants that: (i) this Agreement, together with the filing of the financing statements contemplated hereby, is effective to create a valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral to secure payment of the Obligations, which security interest is (or, in the case of Gift Shop Receipts, will be upon the daily sweep from a Local Deposit Account to the Concentration Account) prior to all other security interests, and enforceable as such as against creditors of and purchasers from such Borrower, and (ii) there have been or (within 10 days after the date of any Advance) will be duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Collateral.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Loan Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Each Loan Parties’ Federal Employer Identification Number is correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of such Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III to the Receivables Sale Agreements. The full amount of available funds in each of the Local Deposit Accounts is swept daily into the Concentration Account pursuant to standing sweep instructions that remain in full force and effect (in the case of Local Deposit Accounts maintained at Bank of America) or pursuant to daily ACH instructions (in the case of all other Local Deposit Accounts). All payments on the Government Receivables are paid either into a Local Deposit Account or directly into the Concentration Account, and payment of Government Receivables directly into the Concentration Account does not conflict with any rules or regulations applicable to Government Receivables. All payments on the Private Receivables are paid either into a Local Deposit Account, a Lock-Box or directly into the Concentration Account. No Borrower has granted any Person dominion and control of the Concentration Account, any Lock-Box or any Local Deposit Account, or the right to take dominion and control of the Concentration Account, any such Lock-Box or Local Deposit Account at a future time or upon the occurrence of a future event. No Borrower has granted any Person, other than the

Administrative Agent, dominion and control of the Blocked Sweep Account, or the right to take dominion and control of the Blocked Sweep Account at a future time or upon the occurrence of a future event. Servicer has the ability to identify, within one Business Day, any amounts deposited into any Local Deposit Account that do not represent payments on account of Collateral.

(m) Material Adverse Effect. (i) Performance Guarantor represents that, except as set forth in its reports on Form 8-K filed with the Securities and Exchange Commission from time to time prior to the date hereof, since June 30, 2010, no event has occurred that would have a Material Adverse Effect, and (ii) each Borrower represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of such Borrower, (B) the ability of such Borrower to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n) Names. Each Borrower represents and warrants that: (i) the name in which such Borrower has executed this Agreement is identical to the name of such Borrower as indicated on the public record of its state of organization which shows such Borrower to have been organized, and (ii) in the past five (5) years, such Borrower has not used any limited liability company names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Borrowers. Except as set forth in the applicable Receivables Sale Agreement, Parent owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Originator and each Borrower. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of any Borrower or any Originator.

(p) Not an Investment Company. Such Person is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Such Person has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Borrowers represent and warrant that each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Such Loan Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such change as to which the Administrative Agent has been notified in accordance with Section 7.1(a)(vii).

(s) Payments to Applicable Originator. Each Borrower represents and warrants that: (i) with respect to each Receivable transferred to such Borrower under the applicable Receivables Sale Agreement, such Borrower has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt, and (ii) no transfer by the applicable Originator of any Receivable under such Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Borrowers represent and warrant that each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Private Receivable and Participation Interest included in the Net Pool Balance as an Eligible Receivable or Eligible Participation Interest, as the case may be, on the date of any Monthly Report was an Eligible Receivable or Eligible Participation Interest, as applicable, on such date.

(v) Receivables as Accounts. The Receivables constitute “accounts” within the meaning of the applicable UCC.

(w) Coverage Percentage. Immediately after giving effect to each Advance, each issuance of a Letter of Credit and each settlement on any Settlement Date hereunder, the Coverage Percentage does not exceed 100%.

(x) Priority. Other than the security interest granted to the Administrative Agent pursuant to this Agreement, no Borrower has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. No Borrower has authorized the filing of and is not aware of any financing statements against such Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated. No Borrower is aware of any judgment or tax lien filings against any Borrower.

(y) Accounting. The manner in which such Loan Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreements does not jeopardize the true sale analysis.

(z) Ordinary Course. Each of the Borrowers represents and warrants that each remittance of Collections by (or on behalf of) the Borrowers to the Secured Parties hereunder will have been (i) in payment of a debt incurred by the Borrowers in the ordinary course of business or financial affairs of the Borrowers and (ii) made in the ordinary course of business or financial affairs of the Borrowers.

Section 5.2 Lender Representations and Warranties.

Each Liquidity Bank and LC Participant hereby represents and warrants (as to itself) to the Agents, the Lenders and the Loan Parties that:

(a) Existence and Power. Such Person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Person of this Agreement and the performance of its obligations hereunder and thereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws or similar governing documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Lien on its assets. This Agreement has been duly authorized, executed and delivered by such Person.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Person of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.

CONDITIONS TO ADVANCES AND LETTER OF CREDIT ISSUANCES

Section 6.1 Conditions Precedent to Initial Advance or Letter of Credit Issuance.

The initial Advance or issuance of a Letter of Credit under this Agreement are subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such Advance those documents listed on Schedule 2 to the Receivables Sale Agreements and those documents listed on Schedule B to this Agreement, and (b) the Secured Parties shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2 Conditions Precedent to All Advances and Letter of Credit Issuances.

Each Advance, each rollover or continuation of any Advance and each issuance of a Letter of Credit shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Administrative Agent on or prior to the date thereof, in form and substance satisfactory to the Administrative Agent, all Monthly Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent shall have received such other approvals, opinions or documents as it may reasonably request; and (d) on the date thereof, the following statements shall be true (and acceptance of the proceeds of such Advance or issuance of such Letter of Credit, as applicable, shall be deemed a representation and warranty by Borrowers that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Advance or issuance of a Letter of Credit (or such Settlement Date, as the case may be) as though made on and as of such date, provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty that itself contains a materiality threshold;

(ii) no event has occurred and is continuing, or would result from such Advance (or the continuation thereof) or issuance of a Letter of Credit, that will constitute (A) an Amortization Event or (B) an Unmatured Amortization Event; and

(iii) after giving effect to such Advance (or the continuation thereof) or issuance of a Letter of Credit:

(A) the Aggregate Principal plus the LC Participation Amount will not exceed the Aggregate Commitment;

(B) the LC Participation Amount will not exceed the aggregate of the Commitments of the LC Bank and the LC Participants; and

(C) the Coverage Percentage will not exceed 100%.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of the Loan Parties.

Until the Final Payout date, each Loan Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Loan Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent:

(i) Annual Reporting. Within 90 days after the close of each of its respective fiscal years: (A) audited, unqualified, consolidated financial statements (which shall include consolidated balance sheets, statements of income and retained earnings and a statement of cash flows) for Parent for such fiscal year certified in a manner acceptable to the Administrative Agent by independent public accountants reasonably acceptable to the Administrative Agent, and (B) unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for each of the Borrowers for such fiscal year, certified in a manner acceptable to the Administrative Agent by its chief financial officer.

(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years: (A) consolidated balance sheets of Parent as at the close of each such period and consolidated statements of income and retained earnings and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, and (B) balance sheets of each of the Borrowers as at the close of each such period and statements of income and retained earnings and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by such Loan Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Loan Party copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party or any of its Affiliates files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent or any Lender, copies of the same.

(vii) Change in Credit and Collection Policy. At least five (5) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Co-Agents’ consent thereto.

(viii) Verification of Account Sweeps. Biannually in connection with Parent’s annual audit procedures and promptly at such other time or times as the Administrative Agent may reasonably request, written verification from Collection Banks maintaining Lock-Boxes and/or Local Deposit Accounts that standing instructions remain in full force and effect (in the case of accounts maintained at Bank of America, N.A.) or that daily ACH instructions are given (in the case of other accounts) to sweep the available funds therein on each Business Day into the Concentration Account.

(ix) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables, or the condition or operations, financial or otherwise, of such Loan Party as any Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Lenders under or as contemplated by this Agreement.

(b) Notices. Such Loan Party will notify the Administrative Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Unmatured Amortization Events. The occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Loan Party.

(ii) Termination Date. The occurrence of the Termination Date with respect to any Originator under the Receivables Sale Agreement to which it is a party and shall, prior to such Termination Date, deliver an update of the most recent Monthly Report giving pro forma effect to such Originator’s cessation of Receivables sales under such Receivables Sale Agreement.

(iii) Notices under Receivables Sale Agreements. Copies of all notices delivered under the Receivables Sale Agreements.

(iv) Downgrade of Performance Guarantor. Any downgrade in the rating of any Debt of Performance Guarantor by S&P or Moody’s, setting forth the Debt affected and the nature of such change.

(v) Material Adverse Effect. The occurrence of any other event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) Compliance with Laws and Preservation of Legal Existence. Such Loan Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Such Loan Party will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or limited liability company, as the case may be, in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify would not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Loan Party will, from time to time during regular business hours as requested by any Agent upon reasonable notice and at the sole cost of such Loan Party, permit each of the Agents, or its agents or representatives (and shall cause each Originator to permit each of the Agents or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Collateral, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Collateral or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of any Borrower or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Amortization Event has occurred and is continuing, (A) the Loan Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, and (B) the Agents will not request more than four (4) Reviews in any one calendar year, and further provided that, except in accordance with Section 14.14 and applicable law, the Loan Parties shall not be required to furnish information that would constitute Protected Health Information as that term is defined in regulations implementing the Health Insurance Portability and Accountability Act (HIPAA). Such Loan Party shall permit the Agent to complete the first such Review on or prior to December 31, 2010.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification within one (1) Business Day of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Loan Party will (and will cause each Originator to): (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Loans with a legend, acceptable to the Agents, describing the Administrative Agent’s security interest in the Collateral and (B) upon the request of the Agents following the occurrence of an Amortization Event deliver to the Administrative

Agent all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Loan Party will (and will cause each Originator to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Maintenance and Enforcement of Receivables Sale Agreements and Performance Undertakings. Each Borrower will maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement to which it is a party and the Performance Undertaking issued in its favor, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify such Receivables Sale Agreement or such Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under such Receivables Sale Agreement or such Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agents. Each Borrower will, and will require the applicable Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement to which they are parties, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to such Borrower under such Receivables Sale Agreement. Each Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agents and the Lenders as assignees of such Borrower) under the Receivables Sale Agreement to which it is a party as any of the Agents may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in such Receivables Sale Agreement.

(h) Ownership. Each Borrower will (or will cause the applicable Originator to) take all necessary action to (i) vest legal and equitable title to the Collateral purchased under the Receivables Sale Agreement to which it is a party irrevocably in such Borrower, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Secured Parties) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect such Borrower’s interest in such Collateral and such other action to perfect, protect or more fully evidence the interest of such Borrower therein as any of the Agents may reasonably request, and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Collateral, free and clear of any Liens, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Secured Parties) security interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Secured Parties as any of the Agents may reasonably request.

(i) Lenders’ Reliance. Each of the Borrowers and the Collection Agent (collectively, the “SPEs”) acknowledges that the Agents and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon such SPE’s identity as a legal entity that is separate from each Originator. Therefore, from and after the date of execution and delivery of this Agreement, each of the SPEs shall take all reasonable steps, including, without limitation, all steps that any Agent or any Lender may from time to time reasonably request, to maintain such SPE’s identity as a separate legal entity and to make it manifest to third parties that such SPE is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof (other than the other the SPEs) and not just a division of any Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, each of the SPEs will:

(i) maintain (or, in the case of the Borrowers, cause the Collection Agent on its behalf to maintain) books, financial records and bank accounts in a manner so that it will not be difficult or costly to segregate, ascertain and otherwise identify the assets and liabilities of such SPE;

(ii) not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of any other Person except that such SPE’s cash may be commingled with cash of the other SPEs in the Concentration Account and the Blocked Sweep Account;

(iii) observe all appropriate limited liability company procedures and formalities;

(iv) pay its own liabilities, losses and expenses only out of its own funds;

(v) maintain separate annual and quarterly financial statements prepared in accordance with generally accepted accounting principles, consistently applied, showing its assets and liabilities separate and distinct from those of any other Person; provided, however, that such SPE’s financial statements may be consolidated with the financial statements of the Parent or its Affiliates to the extent required by generally accepted accounting principles.

(vi) pay or bear the cost (or for so long as such statements are consolidated, the pro-rata cost) of the preparation of its financial statements;

(vii) not guarantee or become obligated for the debts or obligations of any other entity or person (other than the obligations of the other SPEs hereunder);

(viii) not hold out its credit as being available to satisfy the debts or obligations of any other Person;

(ix) hold itself out as an entity separate and distinct from any other Person (including its Affiliates);

(x) correct any known misunderstanding regarding its separate identity;

(xi) use separate stationery, checks (if applicable) and the like bearing its own name;

(xii) compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

(xiii) to the extent that such SPE and any of its Affiliates occupy any premises in the same location, allocate fairly, appropriately and nonarbitrarily any rent and overhead expenses among and between such entities with the result that each entity bears its fair share of all such rent and expenses;

(xiv) to the extent that such SPE and any of its Affiliates share the same officers, allocate fairly, appropriately and nonarbitrarily any salaries and expenses related to providing benefits to such officers between or among such entities, with the result that each such entity will bear its fair share of the salary and benefit costs associated with all such common or shared officers;

(xv) to the extent that such SPE and any of its Affiliates jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and nonarbitrarily any costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(xvi) to the extent such SPE contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of its Affiliates, allocate fairly, appropriately and nonarbitrarily any costs incurred in so doing to the entity for whose benefit such goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(xvii) not make any loans to any Person (other than such intercompany loans between each Originator and the applicable Borrower as are contemplated by the Receivables Sale Agreement) or buy or hold any indebtedness issued by any other Person (except for cash and investment-grade securities);

(xviii) conduct its own business in its own name;

(xix) hold all of its assets in its own name except that each Borrower’s cash may be held for such Borrower’s benefit by the Collection Agent;

(xx) maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis;

(xxi) not pledge its assets for the benefit of any other Person except as provided herein;

(xxii) not identify itself as a division or department of any other entity;

(xxiii) maintain adequate capital in light of its contemplated business operations and in no event less than the Required Capital Amount (as defined in the applicable Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;

(xxiv) conduct transactions between such SPE and third parties in the name of such SPE and as an entity separate and independent from each of its Affiliates;

(xxv) cause representatives and agents of such SPE to hold themselves out to third parties as being representatives or agents, as the case may be, of such SPE;

(xxvi) cause transactions and agreements between such SPE, on the one hand, and any one or more of its Affiliates, on the other hand (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other), to be entered into in the names of the entities that are parties to the transaction or agreement, to be formally documented in writing and to be approved in advance by the Board (including the affirmative vote of the Independent Manager);

(xxvii) cause the pricing and other material terms of all such transactions and agreements to be established at the inception of the particular transaction or agreement on commercially reasonable terms (substantially similar to the terms that would have been established in a transaction between unrelated third parties) by written agreement (by formula or otherwise);

(xxviii) not acquire or assume the obligations or acquire the securities of its Affiliates or owners, including partners of its Affiliates, provided, however, that notwithstanding the foregoing, such SPE is authorized to engage in and consummate each of the transactions contemplated by each Transaction Document and each SPE is authorized to perform its obligations under each Transaction Document;

(xxix) maintain its Organizational Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organizational Documents in any respect without the prior written consent of the Agents;

(xxx) maintain its limited liability company or corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any SPE, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary; and

(xxxi) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Fulbright & Jaworski L.L.P., as counsel for the SPEs, in connection with the closing or initial Advance or Letter of Credit issuance under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Loan Party will cause (1) all Gift Shop Receipts to be deposited daily into a Local Deposit Account, (2) all Local Deposit Accounts to be swept daily into the Concentration Account, (3) all Lock-Boxes to be related either to the Concentration Account or to a Local Deposit Account that is swept daily into the Concentration Account, (4) the available balances in the Concentration Account to be swept daily into the Blocked Sweep Account, and (5) the Blocked Sweep Account to be subject at all times to a Collection Account Agreement; provided however, that on each day amounts swept from the Concentration Account into the Blocked Sweep Account shall include such amounts swept or deposited, as applicable, into the Concentration Account and all Local Deposit Accounts on such day. In the event any payments relating to Transferred Assets are remitted directly to such Loan Party or any of its Affiliates, such Loan Party will remit (or will cause all such payments to be remitted) directly to the Concentration Account or the Blocked Sweep Account within one (1) Business Day following receipt thereof and, at all times prior to such remittance, such Loan Party will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Borrowers and the Administrative Agent, on behalf of the Secured Parties. Such Loan Party will not grant the right to take dominion and control of any Lock-Box or Local Deposit Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement.

(k) Taxes. Such Loan Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Borrowers, jointly and severally, will pay when due any and all present and future stamp, documentary, and other similar taxes and governmental charges payable in connection with the Receivables, and hold each of the Indemnified Parties harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes and governmental charges.

(l) Payment to Applicable Originator. With respect to any Receivable purchased by a Borrower, such sale shall be effected under, and in strict compliance with the terms of, the applicable Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

(m) Maintenance of Ownership and Perfection. Borrowers will take all necessary action to maintain the Administrative Agent’s perfected security interest in and to the Collateral, free and clear of any Liens other than Liens in favor of the Administrative Agent (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent as any Agent may reasonably request).

(n) Each Borrower and the Collection Agent will maintain at all times not less than one Independent Manager for such Person, which Independent Manager meets all the qualifications specified in this Agreement’s definition of “Independent Manager” at all times. The limited liability company agreement of each Borrower and the Collection Agent shall provide (i) that such Person’s Member shall not (a) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceedings in which such Person is a debtor, institute any proceedings under any applicable insolvency law in which such Person is a debtor, or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally in which such Person is a debtor, (b) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Person or a substantial portion of the properties of such Person, (c) make any assignment for the benefit of such Person’s creditors or take any action that would cause such Person to become insolvent, (d) admit in writing the Person’s inability to pay its debts generally as they become due or (e) take any action in furtherance of the foregoing, unless in each case the Independent Manager for such Person shall affirmatively consent to the taking of such action prior to the taking of such action, (ii) that such Independent Manager shall consider the interests of such Person’s creditors in acting or otherwise voting on any action described in the forgoing clause (i) and (iii) that such Person’s Independent Manager is required to meet all the qualifications specified in this Agreement’s definition of “Independent Manager” (other than the qualifications set forth in clause (ii) thereof). None of the Borrower nor the Collection Agent shall amend the provisions required by clauses (i), (ii) and (iii) above without the prior written consent of its respective Independent Manager. In the event an Independent Manager of a Borrower or the Collection Agent resigns or otherwise ceases to be a manager of any Borrower or the Collection Agent, there shall be selected a replacement Independent Manager who (x) satisfies the definition of Independent Manager and (y) shall be acceptable to the Administrative Agent as evidenced by a prior writing executed by the Administrative Agent.

Section 7.2 Negative Covenants of the Loan Parties.

Until the Final Payout Date, each Loan Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. No Borrower will change its (i) state of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate any office where Records are kept unless it shall have: (i) given the Administrative Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Loan Party will not terminate or change the standing instructions providing for the daily sweep of available amounts on deposit in the Local Deposit Accounts into the Concentration Account or available amounts on deposit in the Concentration Account into the Blocked Sweep Account. Such Loan Party will not authorize any Originator to open any new Local Deposit Account into which it intends to receive Collections unless (i) it shall have delivered not less than 10 Business Days’ notice of its intention to do so to the Administrative Agent, and (ii) simultaneously with the opening of any such account, it shall have instructed the applicable Collection Bank to sweep or otherwise transfer the available funds deposited into such Local Deposit Account each day into the Concentration Account. Such Loan Party will not, and will not authorize any Originator to, change the instructions to any Governmental Entity obligated on any Government Receivable to make payments thereon either directly to the Concentration Account or to a Lock-Box or Local Deposit Account that sweeps daily into the Concentration Account. Such Loan Party will not, and will not authorize any Originator to, authorize any Person to make payments or deposits into any Lock-Box or Collection Account other than Collections in respect to Transferred Assets except for payments in respect of Lease Receivables which are free and clear of any Lien and only for so long as such payments in respect of Lease Receivables represent less than 5% of the average monthly receipts in the Lock-Boxes and Collection Accounts as a whole; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments that are made to a Lock-Box or Local Deposit Account if such new instructions require such Obligor to make payments to another existing Lock-Box or Local Deposit Account or to the Concentration Account.

(c) Modifications to Contracts and Credit and Collection Policy. Such Loan Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that would have a material adverse effect upon the collectibility of the Eligible Receivables or Eligible Participation Interests or upon the credit quality of any newly created Eligible Receivables or Eligible Participation Interests. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. No Borrower will sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Collateral, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Administrative Agent and the filing of related financing statements as provided herein), and each Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under any Borrower or any Originator.

(e) Use of Proceeds. No Borrower will use the proceeds of the Advances or use any Letter of Credit, in either case, for any purpose other than (i) as consideration for Receivables and Related Security under and in accordance with the applicable Receivables Sale Agreement, including without limitation, making payments on its Subordinated Note to the extent permitted thereunder and under the applicable Receivables Sale Agreement, (ii) satisfying the Reimbursement Obligation in accordance with Section 1.1(b), (iii) paying its ordinary and necessary operating expenses when and as due, and (iv) making Restricted Junior Payments to the extent permitted under this Agreement.

(f) Termination Date Determination. No Borrower will designate the Termination Date, or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrative Agent, except with respect to the occurrence of a Termination Date arising pursuant to Section 5.1(f) of the applicable Receivables Sale Agreement.

(g) Restricted Junior Payments. No Borrower will make any Restricted Junior Payment if after giving effect thereto, such Borrower’s Net Worth (as defined in the applicable Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the applicable Receivables Sale Agreement).

(h) Debt. The Collection Agent will not, nor will any Borrower, incur or permit to exist any Debt or liability on account of deposits except: (i) the Obligations, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. UHS of Delaware is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. After the occurrence of an Amortization Event, the Administrative Agent may at any time designate as Servicer any Person to succeed UHS of Delaware or any successor Servicer.

(b) Without the prior written consent of the Agents and the Required Co-Agents, UHS of Delaware shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person except with respect to certain Defaulted Receivables, with respect to which it may engage outside collection agencies in accordance with its customary practices. Notwithstanding the foregoing, so long as UHS of Delaware remains the Servicer hereunder: (i) UHS of Delaware shall be and remain liable to the Agents and the Secured Parties for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Secured Parties shall be entitled to deal exclusively with UHS of Delaware in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.

Section 8.2 Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement with the bank at which the Blocked Sweep Account is maintained and shall cause the Blocked Sweep Account to at all times remain subject to such Collection Account Agreement. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Transferred Assets, the Servicer shall promptly, and in any event within one (1) business day, remit such items to the Person identified to it as being the owner of such remittances.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Borrowers and the Secured Parties their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of any Agent, segregate, in a manner acceptable to the Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer and the other Loan Parties prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Secured Parties on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Secured Parties under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of an Amortization Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for Borrowers and the Secured Parties all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent following the occurrence of an Amortization Event, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to the Collection Agent, for the account of the applicable Borrower(s), any cash collections or other cash proceeds received with respect to Debt not constituting Receivables or proceeds of Collateral. The Servicer shall, from time to time at the request of any Agent, furnish to the Agents (promptly after any such request) a calculation of the amounts set aside for the Secured Parties pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or any Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by a Co-Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices.

The Administrative Agent is authorized at any time after the occurrence of an Amortization Event or Unmatured Amortization Event to date and to deliver to the Collection Banks the Collection Notices. The Collection Agent and each of the Borrowers hereby transfer to the Administrative Agent for the benefit of the Agents and the Secured Parties, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of the Collection Agent whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Collection Agent and each Borrower hereby authorize the Administrative Agent, and agree that the Administrative Agent shall be entitled (i) at any time after delivery of the Collection Notices, to endorse the applicable payee’s name on checks and other instruments representing Collections, (ii) at any time after the occurrence of an Amortization Event or Unmatured Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (iii) at any time after the occurrence of an Amortization Event or Unmatured Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Collection Agent or Borrowers.

Section 8.4 Responsibilities of Borrowers and Collection Agent.

Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent on behalf of the Co-Agents and the other Secured Parties of their rights hereunder shall not release the Servicer, the Collection Agent, any Originator or any Borrower from any of their duties or obligations with respect to any Receivables or under the related Contracts. No Secured Party shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any Secured Party be obligated to perform the obligations of any Borrower, any Originator or any Loan Party. Moreover, the ultimate responsibility for the servicing of the Receivables shall be borne by Borrowers, jointly and severally.

Section 8.5 Monthly Reports.

The Servicer shall prepare and forward to the Agents (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein (including the calculation of the Required Reserve and the components thereof) and (ii) at such times as the Administrative Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6 Servicing Fee.

As compensation for the Servicer’s servicing activities on their behalf, Borrowers, jointly and severally, shall pay the Servicer the Servicing Fee, which fee shall be paid from Collections in arrears on each Settlement Date.

ARTICLE IX.

AMORTIZATION EVENTS

Section 9.1 Amortization Events.

The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any Loan Party or Performance Guarantor shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and, for any such payment or deposit which is not in respect of principal, such failure continues for two (2) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by Performance Guarantor or any Loan Party in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been materially incorrect when made or deemed made; provided that the materiality threshold in the preceding clause: (i) shall not be applicable with respect to any representation or warranty that itself contains a materiality threshold, and (ii) with respect to representations and warranties by or with respect to the

Originators or with respect to the Receivables, shall refer to the Originators or the Receivables in the aggregate.

(c) Any Loan Party shall fail to perform or observe any covenant contained in Section 7.2 or 8.5 when due.

(d) Any Loan Party or Performance Guarantor shall fail to perform or observe any other covenant or agreement under any Transaction Documents and such failure shall remain unremedied for 30 days after the earlier of (i) an Executive Officer of any of such Persons obtaining knowledge thereof, or (ii) written notice thereof shall have been given to any Loan Party or Performance Guarantor by any of the Agents or any Lender.

(e) Failure of any Borrower or the Collection Agent to pay any Debt (other than the Obligations) when due or the default by any Borrower or the Collection Agent in the performance of any term, provision or condition contained in any agreement under which any such Debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of any Borrower or the Collection Agent shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(f) Performance Guarantor, any Originator, the Servicer or any of their respective Subsidiaries (other than the Collection Agent and Borrowers) shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Material Debt, or Performance Guarantor, any Originator, the Servicer or any of their respective Subsidiaries (other than the Collection Agent and Borrowers) shall fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Material Debt, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Material Debt or any other Person to accelerate, the maturity of such Material Debt; or any such Material Debt shall be required to be prepaid (other than by a regularly scheduled required prepayment or the conversion of any Material Debt into another security) in whole or in part prior to its stated maturity.

(g) An Event of Bankruptcy shall occur with respect to Performance Guarantor, any Originator or any Loan Party.

(h) As at the end of any Calculation Period:

(i) the three-month rolling average Delinquency Ratio shall exceed 7.00%;

(ii) the three-month rolling average Pre-Default Ratio shall exceed 3.00%; or

(iii) the three-month rolling average Dilution Ratio shall exceed 10.00%.

(i) A Change of Control shall occur.

(j) (i) One or more final judgments for the payment of money in an aggregate amount of $12,300 or more shall be entered against any Borrower or the Collection Agent or (ii) one or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against Performance Guarantor or any of its Subsidiaries (other than a Borrower or the Collection Agent on claims not covered by insurance or as to which the insurance carrier has denied its responsibility), and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(k) (i) A “Termination Event” shall occur under one or more Receivables Sale Agreement(s) with respect to any Material Originator(s), or (ii) any Material Originator(s) shall for any reason cease(s) to transfer or cease(s) to have the legal capacity or ability to transfer Transferred Assets to the applicable Borrower(s) thereunder; provided, however, that such Termination Event, cessation of transfers or loss of legal capacity or ability to transfer shall not constitute an Amortization Event hereunder if (A) it arises from a Change of Control of the type described in clause (b) of the definition of “Change of Control” and (B) either (i) such Originator or group of Originators have not, individually or in the aggregate, originated more than 20% of the amount of all Eligible Receivables and Eligible Participation Interests during the twelve months then most recently ended or (ii) the Agents have notified the Collection Agent that they have reasonably determined that removal of the Transferred Assets originated by such Material Originator(s) from the pool of Collateral hereunder will not necessitate an amendment to any of the ratios in Section 9.1(h), any of the defined terms used in Section 9.1(h) or any component of the Required Reserve or any of the defined terms used therein.

(l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of each of the Borrowers, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Lenders shall cease to have a valid and perfected first priority security interest in the Collateral.

(m) On any Settlement Date, after giving effect to payments made under Section 1.4(b) on such date and the turnover of Collections by the Servicer on such date and the application thereof to the Obligations in accordance with this Agreement, the Coverage Percentage shall exceed 100%.

(n) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(o) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Collateral and such lien shall not have been released within fifteen (15) days, or the PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Collateral.

(p) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under

Title IV of ERISA; or notice of intent to terminate a Material Plan (other than pursuant to a standard termination under Section 4041(b) of ERISA) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

(q) Any other event (including but not limited to any material adverse finding in connection with the certification of any Originator as a provider under TRICARE, Medicare or Medicaid) which has a material adverse effect on (i) the ability of any Loan Party to perform its obligations under the Transaction Documents to which it is a party or the Performance Guarantor to perform its obligations under the Performance Undertaking, (ii) the legality, validity, or enforceability of this Agreement or any other Transaction Document, (iii) the Administrative Agent’s security interest in the Collateral generally or in any significant portion of the Collateral, or (iv) the collectibility of the Receivables generally or of any material portion of the Receivables.

(r) Except as otherwise permitted in Section 7.1(j), the New Sweep Account fails to be subject to a Collection Account Agreement at any time.

(s) The Consolidated Leverage Ratio, as at the last day of any period of four consecutive fiscal quarters of the Parent (or, if less, the number of full fiscal quarters subsequent to the date hereof) ending with any fiscal quarter set forth below, exceeds the ratio set forth in the chart below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
2010 Q4	5.25 to 1.00
2011 Q1	5.25 to 1.00
2011 Q2	5.25 to 1.00
2011 Q3	5.00 to 1.00
2011 Q4	4.75 to 1.00
2012 Q1	4.75 to 1.00
2012 Q2	4.50 to 1.00
2012 Q3	4.50 to 1.00
2012 Q4	4.50 to 1.00
2013 Q1	4.25 to 1.00
2013 Q2	4.00 to 1.00
2013 Q3	4.00 to 1.00
2013 Q4	3.75 to 1.00
2014 Q1	3.75 to 1.00
2014 Q2	3.50 to 1.00
2014 Q3	3.50 to 1.00
2014 Q4	3.25 to 1.00
2015 Q1	3.00 to 1.00
2015 Q2	3.00 to 1.00
2015 Q3	3.00 to 1.00
2015 Q4	3.00 to 1.00
2016 Q1	3.00 to 1.00
2016 Q2	3.00 to 1.00
2016 Q3	3.00 to 1.00
2016 Q4	3.00 to 1.00

Section 9.2 Remedies.

Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may (with the consent of the Required Co-Agents), or upon the direction of the Required Co-Agents shall, take any of the following actions: (i) replace the Person then acting as Servicer if the Administrative Agent has not already done so, (ii) declare the Amortization Date to have occurred, whereupon the Aggregate Commitment (and, for the avoidance of doubt, all individual Commitments) shall immediately terminate and the Amortization Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and Performance Guarantor; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any Loan Party or Performance Guarantor, the Amortization Date shall automatically occur and the Aggregate Commitment (and, for the avoidance of doubt, all Commitments) shall automatically terminate, in each case, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party and Performance Guarantor, (iii) deliver the Collection Notices to the Collection Banks, (iv) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (v) notify Obligors of the Administrative Agent’s security interest in the Receivables and other Collateral. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the other Secured Parties otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Loan Parties.

Without limiting any other rights that the Administrative Agent or any other Secured Party may have hereunder or under applicable law, (A) Borrowers, jointly and severally, hereby agree to indemnify (and pay upon demand to) each of the Agents, each of the Lenders, each Funding Source and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees actually incurred (which attorneys may be employees of the Administrative Agent or such Lender) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by an Indemnified Party of an interest in the Receivables, and (B) each of the Collection Agent and the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of its activities as Collection Agent or Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof, and taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction in which such Indemnified Party’s principal executive office is located or any political subdivision thereof;

provided, however, that nothing contained in this sentence shall limit the liability of any Loan Party or limit the recourse of any Secured Party to any Loan Party for amounts otherwise specifically provided to be paid by such Loan Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Borrowers, jointly and severally, shall indemnify the Agents and the other Secured Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to such Loan Party) relating to or resulting from:

(i) any representation or warranty made by any Loan Party, the Performance Guarantor or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Borrower, the Collection Agent, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract; or the failure of the account designated as the Concentration Account to comply with any law, rule or regulation applicable to so-called “Chain Home Office” accounts under Medicare and Medicaid regulations;

(iii) any failure of any Borrower, the Collection Agent, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than a defense related to the financial condition, or discharge in bankruptcy, of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds, including, without limitation, proceeds of Lease Receivables (as defined in the Receivables Sale Agreements);

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Advance, the Collateral or any other investigation, litigation or proceeding relating to any Borrower, the Collection Agent, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event;

(x) any failure of any Borrower to acquire and maintain legal and equitable title to, and ownership of any of the Collateral from the applicable Originator, free and clear of any Lien (other than as created hereunder); or any failure of any Borrower to give reasonably equivalent value to the applicable Originator under the Receivables Sale Agreement to which it is a party in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Lenders, or to transfer to the Administrative Agent for the benefit of the

Secured Parties, a valid first priority perfected security interests in the Collateral, free and clear of any Lien (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, and the proceeds thereof, whether at the time of any Advance or at any subsequent time;

(xiii) any action or omission by any Loan Party which reduces or impairs the rights of the Administrative Agent or the Lenders with respect to any Collateral or the value of any Collateral;

(xiv) any attempt by any Person to void any Advance or the Administrative Agent’s security interest in the Collateral under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Pool Balance as (x) an Eligible Receivable to be an Eligible Receivable or (y) an Eligible Participation Interest to be an Eligible Participation Interest, in either case at the time so included.

Notwithstanding the foregoing, (A) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables; and (B) nothing in this Section 10.1 shall require any Borrower to indemnify the Indemnified Parties for Receivables which are not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, credit-worthiness or financial inability to pay of the applicable Obligor.

Section 10.2 Increased Cost and Reduced Return.

If after the date hereof, any Secured Party shall be charged any fee, expense or increased cost on account of any Regulatory Change (i) that subjects any Secured Party to any charge or withholding on or with respect to any Funding Agreement or such Secured Party’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Secured Party of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Secured Party or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Secured Party, or credit extended by a Secured Party pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Secured Party of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Secured Party’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Secured Party under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Co-Agent, the Borrowers, jointly and severally, shall pay to such Co-Agent, for the benefit of the relevant Secured Party, such amounts charged to such Secured Party or such amounts to otherwise compensate such Secured Party for such increased cost or such reduction.

Section 10.3 Other Costs and Expenses.

Subject to Section 7.1(d), Borrowers, jointly and severally, shall pay to the Agents and the Lenders on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and the other documents to be delivered hereunder and thereunder, including without limitation, the reasonable fees and out-of-pocket expenses of legal counsel for the Agents and the Lenders (which such counsel may be employees of the Agents or the Lenders) with respect thereto and with respect to advising the Agents and the Lenders as to their respective rights and remedies under this Agreement and the other Transaction Documents. Borrowers, jointly and severally, shall pay to the Agents on demand any and all costs and expenses of the Agents and the Lenders, if any, including reasonable counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other Transaction Documents and the other documents delivered hereunder and thereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement or any other Transaction Document following an Amortization Event.

ARTICLE XI.

THE AGENTS

Section 11.1 Authorization and Action.

(a) Each member of Victory’s Lender Group hereby irrevocably designates and appoints BTMU as its Co-Agent hereunder and under the other Transaction Documents and authorizes BTMU, as Co-Agent for Victory’s Lender Group, to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to such Co-Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each member of TPF’s Lender Group hereby irrevocably designates and appoints STRH as its Co-Agent hereunder and under the other Transaction Documents and authorizes STRH, as Co-Agent for TPF’s Lender Group, to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to such Co-Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each member of Market Street’s Lender Group hereby irrevocably designates and appoints PNC as its Co-Agent hereunder and under the other Transaction Documents and authorizes PNC, as Co-Agent for Market Street’s Lender Group, to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to such Co-Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each of the Secured Parties hereby irrevocably designates and appoints PNC as Administrative Agent hereunder and under the other Transaction Documents, and each Secured Party that becomes a party to this Agreement hereafter ratifies such designation and appointment and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any Secured Party (whether or not included in such Agent’s Lender Group), and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Agent shall be read into any Transaction Document or otherwise exist against such Agent.

(b) The provisions of this Article XI are solely for the benefit of the Agents and the Secured Parties, and none of the Loan Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which any of the Agents or the Secured Parties may have to any of the Loan Parties under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder:

(i) each Co-Agent shall act solely as the agent of the members of its Lender Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns; and

(ii) the Administrative Agent shall act solely as the agent of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Loan Parties or any of their respective successors and assigns.

Section 11.2 Delegation of Duties.

Each of the Agents may execute any of its duties hereunder or under any other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions.

None of the Agents nor any of their directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Loan Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. None of the Agents shall be under any obligation to any other Agent or any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Loan Parties. None of the Agents shall be deemed to have knowledge of any Amortization Event or Unmatured Amortization Event unless such Agent has received notice from a Loan Party, another Agent or another Secured Party.

Section 11.4 Reliance by Agents.

(a) Each of the Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrowers), independent accountants and other experts selected by such Agent. Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of such of the Secured Parties in its Lender Group as it deems appropriate and it shall first be indemnified to its satisfaction by the Secured Parties in its Lender Group against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action, provided that unless and until an Agent shall have received such advice, such Agent may take or refrain from taking any action, as such Agent shall deem advisable and in the best interests of the Lenders.

(b) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Co-Agents or the Required Co-Agents or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and other Secured Parties.

Section 11.5 Non-Reliance on Other Agents and Other Lender.

Each Lender expressly acknowledges that none of the Agents, nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any Review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by such Agent. Each Lender represents and warrants to each Agent that it has and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Borrower and made its own decision to enter into this Agreement, the Transaction Documents and all other documents related thereto.

Section 11.6 Reimbursement and Indemnification.

Each Liquidity Bank agrees to reimburse and indemnify (a) its applicable Co-Agent, (b) the Administrative Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares of their Lender Group’s Percentage of the Obligations, to the extent not paid or reimbursed by the Loan Parties (i) for any amounts for which such Agent, acting in its capacity as Agent, is entitled to reimbursement by the Loan Parties hereunder and (ii) for any other expenses incurred by such Agent, in its capacity as Agent and acting on behalf of the Lenders, in connection with the administration and enforcement of the Liquidity Agreements and the Transaction Documents.

Section 11.7 Agents in their Individual Capacities.

Each of the Agents and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any Affiliate of a Borrower as though such Agent were not an Agent hereunder. With respect to the making of Loans pursuant to this Agreement, each of the Agents shall have the same rights and powers under the Liquidity Agreements and the Transaction Documents in its individual capacity as any Lender and may exercise the same as though it were not an Agent, and the terms “Liquidity Bank,” “Lender,” “Liquidity Banks” and “Lenders” shall include each of the Agents in its individual capacity.

Section 11.8 Conflict Waivers.

(a) Each Co-Agent acts, or may in the future act: (i) as administrative agent for such Co-Agent’s Conduit, (ii) as issuing and paying agent for such Conduit’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for such Conduit’s Commercial Paper and (iv) to provide other services from time to time for such Conduit (collectively, the “Co-Agent Roles”). Without limiting the generality of Sections 11.1 and 11.8, each of the other Agents and the Lenders hereby acknowledges and consents to any and all Co-Agent Roles and agrees that in connection with any Co-Agent Role, a Co-Agent may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for its Conduit, the giving of notice to the Liquidity Banks in its Lender Group of a mandatory purchase pursuant to the Liquidity Agreement for such Lender Group, and hereby acknowledges that neither the applicable Co-Agent nor any of its Affiliates has any fiduciary duties hereunder to any Lender (other than its Conduit) arising out of any Co-Agent Roles.

(b) The Administrative Agent acts, or may in the future act: (i) as a Co-Agent, (ii) as LC Bank and/or as an LC Participant, (iii) as a Liquidity Bank for Market Street’s or any other Conduit’s Lender Group, (iv) as administrative agent for Market Street or any other Conduit, (v) as issuing and paying agent for Market Street’s or any other Conduit’s Commercial Paper, (vi) to provide credit or liquidity enhancement for the timely payment for Market Street’s or any other Conduit’s Commercial Paper and (vii) to provide other services from time to time for Market Street or any other Conduit (collectively, the “Administrative Agent Roles”). Without limiting the generality of Sections 11.1 and 11.8, each of the other Agents and the Lenders hereby acknowledges and consents to any and all Administrative Agent Roles and agrees that in connection with any Administrative Agent Role, the Administrative Agent may take, or refrain from taking, any action which it, in its discretion, deems appropriate, and hereby acknowledges that neither the Administrative Agent nor any of its Affiliates has any fiduciary duties hereunder to any Secured Party arising out of any Administrative Agent Role.

Section 11.9 UCC Filings.

Each of the Secured Parties hereby expressly recognizes and agrees that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Collateral, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Secured Parties and that such listing will not affect in any way the status of the Secured Parties as the true parties in interest with respect to the Collateral. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.

Section 11.10 Successor Administrative Agent.

The Administrative Agent, upon five (5) days’ notice to the Loan Parties, the other Agents and the Lenders, may voluntarily resign. If the Administrative Agent shall voluntarily resign under this Agreement, then the Required Co-Agents during such five-day period shall appoint, with the consent of the Collection Agent, on behalf of Borrowers, from among the remaining Liquidity Banks, a successor Administrative Agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Upon resignation of any Agent in accordance with this Section 11.10, the retiring Administrative Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Each of the Agents, the Loan Parties and the Liquidity Banks hereby agrees and consents to the complete or partial assignment by each Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks in its Lender Group.

(b) Any Liquidity Bank or LC Participant may at any time and from time to time assign to one or more Eligible Assignees reasonably acceptable to the Administrative Agent and the LC Bank (each, a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement substantially in the form set forth in Exhibit V hereto (an “Assignment Agreement”) executed by such Purchasing Lender and such selling Liquidity Bank or LC Participant. The consent of the applicable Conduit shall be required prior to the effectiveness of any such assignment by a Liquidity Bank in such Conduit’s Lender Group. Each assignee of a Liquidity Bank or LC Participant must (i) be an Eligible Assignee reasonably acceptable to the Administrative Agent and the LC Bank and (ii) agree to deliver to the Administrative Agent, the LC Bank and the applicable Co-Agent, promptly following any request therefor by the Administrative Agent, the LC Bank, the applicable Co-Agent or the applicable Conduit, an enforceability opinion in form and substance satisfactory to the requesting Person. Upon delivery of an executed Assignment Agreement to the Administrative Agent, the LC Bank and the applicable Co-Agent, such selling Liquidity Bank or LC Participant shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Lender shall for all purposes be a Liquidity Bank or LC Participant (as applicable) party to this Agreement and shall have all the rights and obligations of a Liquidity Bank or LC Participant (as applicable) hereunder and thereunder to the same extent as if it were an original party hereto and thereto and no further consent or action by any Loan Party, the Lenders or the Agents shall be required.

(c) Any Defaulting Lender shall, at the request of the Administrative Agent, the LC Bank, any Co-Agent or the Collection Agent, assign all of its rights and obligations hereunder to a willing Eligible Assignee identified by such requesting party (with the prior written consent of the Administrative Agent, the LC Bank, the Required Co-Agents and, so long as no Amortization Event has occurred and is continuing, the Collection Agent); provided that such Defaulting Lender receives payment in full, pursuant to an Assignment Agreement, of an amount equal to the Obligations then owing to such Defaulting Lender.

(d) Any Liquidity Bank or LC Participant may pledge or assign any of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to any Federal Reserve Bank without notice to or consent of any Loan Party, any other Lender or any Agent; provided, that no such pledge or assignment shall release such Liquidity Bank or LC

Participant from any of its obligations under this Agreement or substitute such pledgee or assignee for such Liquidity Bank or LC Participant as a party hereto.

(e) No Loan Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agents and each of the Lenders.

Section 12.2 Participations.

Any Lender may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of its Lender Group’s Percentage of Aggregate Commitment, its Loans, its Commitment, its Liquidity Commitment or any other interest of such Lender hereunder or under the Liquidity Agreement. Notwithstanding any such sale by a Lender of a participating interest to a Participant, such Lender’s rights and obligations under this Agreement and such Liquidity Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance of its obligations hereunder and under the Liquidity Agreement, and the Loan Parties, the Lenders and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the applicable Liquidity Agreement. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.

SECURITY INTEREST

Section 13.1 Grant of Security Interest.

To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, (a) each Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of such Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Private Receivables, the Gift Shop Receipts, the Government Receivables and the Participation Interests therein, the Related Security, the Collections and all proceeds of the foregoing, and (b) the Collection Agent hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the Collection Agent’s right, title and interest, whether now owned and existing or hereafter arising in and to the Blocked Sweep Account and all funds from time to time deposited therein (all of the property described in the foregoing clauses (a) and (b), collectively, the “Collateral”).

Section 13.2 Termination after Final Payout Date.

Each of the Secured Parties hereby authorizes the Administrative Agent, and the Administrative Agent hereby agrees, promptly after the Final Payout Date to execute and deliver to the Collection Agent such UCC termination statements as may be necessary to terminate the Administrative Agent’s security interest in and Lien upon the Collateral, all at Borrowers’ expense. Upon the Final Payout Date, all right, title and interest of the Administrative Agent and the other Secured Parties in and to the Collateral shall terminate.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of any Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement or any other Transaction Document may be amended, supplemented, modified or waived except in writing signed by the LC Bank, the Borrowers, Administrative Agent and the Required Co-Agents, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Lender, (A) extend the Facility Termination Date or the date of any payment or deposit of Collections by any Loan Party, (B) reduce the rate or extend the time of payment of Interest or any CP Costs (or any component of Interest or CP Costs), (C) reduce any fee payable to any Agent for the benefit of the Lenders, (D) except pursuant to Article XII hereof, change the amount of the principal of any Lender, any Liquidity Bank’s Pro Rata Share or any Liquidity Bank’s Commitment, (E) amend, modify or waive any provision of the definition of Required Co-Agents or this Section 14.1(b), (F) consent to or permit the assignment or transfer by any Borrower or the Collection Agent of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” “Dilution Reserve,” “Yield Reserve,” “Servicing Reserve,” “Servicing Fee Rate,” “Required Reserve” or “Required Reserve Factor Floor” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of any affected Co-Agent, amend, modify or waive any provision of this Agreement or any other Transaction Document if the effect thereof is to affect the rights or duties of such Co-Agent or any member of its Lender Group.

Notwithstanding the foregoing, (i) without the consent of the Liquidity Banks, but with the consent of Borrowers, the applicable Co-Agent may direct the Administrative Agent to amend this Agreement solely to add additional Persons as Liquidity Banks hereunder and (ii) the Agents, the Required Co-Agents and the Conduits may enter into amendments to modify any of the terms or provisions of Article XI, Article XII or Section 14.13 without the consent of any Borrower, provided that such amendment has no negative impact upon any Borrower. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Lenders equally and shall be binding upon all parties to this Agreement.

Section 14.2 Notices.

Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. The Collection Agent, on behalf of Borrowers, hereby authorizes the Co-Agents to effect Advances and Interest Period selections based on telephonic notices made by any Person whom the applicable Co-Agent in good faith believes to be acting on behalf of the Collection Agent. The Collection Agent, on behalf of Borrowers, agrees to deliver promptly to the applicable Co-Agent a written confirmation of each telephonic notice signed by an authorized officer of the Collection Agent; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the applicable Co-Agent, the records of the applicable Co-Agent shall govern absent manifest error.

Section 14.3 Ratable Payments.

If (a) any Lender, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Lender (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Lender in such Lender’s Lender Group entitled to receive a ratable share of such Obligations, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Lenders in such Lender’s Lender Group so that after such purchase each Lender in such Lender Group will hold its Pro Rata Share of such Obligations and (b) any Lender Group, whether by set off or otherwise, has payment made to such Lender Group (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by the other Lender Group entitled to receive a ratable share of such Obligations, the Lenders in such Lender Group agree, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Lender

Group so that after such purchase each Lender in such Lender Group, taken together, will hold its Lender Group’s Percentage of such Obligations; provided that in the case of the preceding clauses (a) and (b), if all or any portion of such excess amount is thereafter recovered from such Lender or Lender Group, as applicable, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Administrative Agent’s Security Interest.

(a) Each of the Loan Parties agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that any of the Agents may request, to perfect, protect or more fully evidence the Administrative Agent’s security interest for the benefit of the Secured Parties in the Collateral, or to enable any Secured Party to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct any Borrower or the Servicer to, notify the Obligors of Receivables, at Borrowers’ joint and several expense, of the security interests of the Administrative Agent for the benefit of the Secured Parties under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Such Borrower or the Servicer (as applicable) shall, at any Secured Party’s request, withhold the identity of such Secured Party in any such notification.

(b) If any Loan Party fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by Borrowers, jointly and severally, as provided in Section 10.3. Each Loan Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Loan Party (i) to execute (if required) on behalf of each Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Administrative Agent, on behalf of the Secured Parties, in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality of Borrowers’ Information.

Each of the Agents and the Lenders agrees to keep information obtained by it pursuant to the Transaction Documents confidential in accordance with such Agent’s or Lender’s customary practices and in accordance with applicable law and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature thereof (“Related Persons”) solely for the purposes of evaluating, administering and enforcing the transactions contemplated by the Transaction Documents and making any necessary business judgments with respect thereto, (b) to the extent such information presently is or hereafter becomes available to such Agent or Lender on a non-confidential basis from a Person not an Affiliate of such Agent or Lender not known to such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the applicable Loan Party unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Agent or Lender may be subject, (d) to any nationally recognized statistical rating organization, (e) to assignees or participants, prospective assignees or participants, or Related Persons of the foregoing, in each case who agree to be bound by the provisions of this Section 14.5, (f) to the extent required in connection with any litigation between any Loan Party and any Lender with respect to the Loans or any Transaction Document, (g) to any dealer or placement agent for such party’s Commercial Paper Notes, who (i) in the good faith belief of such party, has a need to know such confidential information, (ii) is informed by such party of the confidential nature of such information and the terms of this Section 14.5 and (iii) has agreed in writing to be bound by the provisions of this Section 14.5, (h) to any Liquidity Bank (whether or not on the date of disclosure, such Liquidity Bank continues to be an Eligible Assignee), or to any other actual or potential permitted assignee or Participant permitted under Article XII who has agreed to be bound by the provisions of this Section 14.5, (i) Related Persons with respect to the foregoing, (j) without limiting the generality of clause (d) above, to any rating agency that maintains a rating for such party’s Commercial Paper Notes or is considering the issuance of such a rating, for the purposes of reviewing the credit of any Lender in connection with such rating, (k) to any other party to this Agreement (and any independent attorneys and auditors of such party), for the purposes contemplated hereby, (l) to any entity that provides a surety bond or other credit enhancement to either Conduit solely for the purpose of providing such surety bond or other credit enhancement and not for any other purpose, (m) in connection with the enforcement of this Agreement or any other Transaction Document to the extent required to exercise rights against the Collateral, (n) Related Persons with respect to the foregoing, or (o) with the applicable Loan Party’s prior written consent. In addition, each of the Lenders and the Agents may disclose on a “no name” basis to any actual or potential investor in Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of the Aggregate Commitment and the Advances), the nature, amount and status of the Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables. This Section 14.5 shall survive termination of this Agreement.

Section 14.6 Confidentiality of Program Information.

(a) Confidential Information. Each party hereto acknowledges that the Lenders and the Agents regard the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

(i) it will not disclose without the prior consent of each Lender or each Agent (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 14.6): (A) any information regarding the pricing in, or copies of, the Liquidity Agreements or the Fee Letters, or (B) any information which is furnished by either Lender or any Agent to such party and which is designated by such Lender or such Agent to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively referred to as the “Program Information”); provided, however, that such party may disclose any such Program Information (1) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, including, without limitation, the SEC, (2) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, (3) subject to subsection (c) below, in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information, (4) in financial statements as required by GAAP or (5) to any nationally recognized statistical rating organization;

(ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by the Transaction Documents and making any necessary business judgments with respect thereto; and

(iii) it will, upon demand, return (and cause each of its representatives to return) to the applicable Co-Agent, all documents or other written material received from the applicable Lender or Agent in connection with (a)(i)(B) above and all copies thereof made by such party which contain the Program Information.

(b) Availability of Confidential Information. This Section 14.6 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than a Lender or an Agent or were known to such party on a nonconfidential basis prior to its disclosure by a Lender or an Agent.

(c) Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will provide the applicable Lender or Agent with prompt written notice so that such Lender or Agent may seek a protective order or other appropriate remedy and/or, if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion. In the event that such protective order or other remedy is not obtained, or such Lender or Agent agrees that such Program Information may be disclosed, such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

(d) Survival. This Section 14.6 shall survive termination of this Agreement.

Section 14.7 Bankruptcy Petition.

Each of the parties hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. This Section 14.7 shall survive termination of this Agreement.

Section 14.8 Limitation of Liability.

Except with respect to any claim arising out of the willful misconduct or gross negligence of any Lender or any Agent, no claim may be made by any Loan Party or any other Person against any Lender or any Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Loan Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding anything in this Agreement to the contrary, no Conduit shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to it after paying or making provision for the payment in full of its Commercial Paper. All payment obligations of each Conduit hereunder are contingent on the availability to such Conduit of funds in excess of the amounts necessary to pay in full when due its Commercial Paper; and each of the other parties hereto agrees that it will not have a claim, as defined under Section 101(5) of the Bankruptcy Code, if and to the extent that any such payment obligation owed to it by such Conduit exceeds the amount available to such Conduit to pay such amount after paying or making provision for the payment in full of its Commercial Paper; provided however, that if any Conduit is unable to fund its full portion of any Advance, such Conduit’s Liquidity Banks shall fund that portion of the applicable Advance. The provisions of this Section 14.8 will survive termination of this Agreement and payment in full of such Conduit’s Commercial Paper.

Section 14.9 CHOICE OF LAW.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF BORROWER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 14.10 CONSENT TO JURISDICTION.

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH LOAN PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 14.11 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY LOAN PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.12 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Loan Party pursuant to Article V, (ii) the indemnification and payment provisions of Section 1.15 and Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.13 Counterparts; Severability; Section References.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.14 Business Associate Agreement; Health Care Data Privacy and Security Requirements.

(a) Definitions. “HIPAA” means the Health Insurance Portability and Accountability Act of 1996. “HITECH” means the Health Information Technology for Economic and Clinical Health Act “HIPAA Regulations” means HIPAA, HITECH and all regulations promulgated thereunder, including, but not limited to those set forth under 45 C.F.R. Parts 160, 162 and 164, as amended from time to time. “Business Associate” refers severally and not jointly to each of the Agents, Borrowers, the Collection Agent, any successor Servicer to UHS of Delaware appointed by the Agents pursuant to this Agreement, and any sub-contractor or agent thereof, respectively. All other terms used, but not otherwise defined in this Section, shall have the same meaning as those terms defined in the HIPAA Regulations.

(b) Privacy. In accordance with the purposes of this Agreement, the Loan Parties and each Business Associate agrees that any use, disclosure or request of protected health information, as that term is defined in the HIPAA Regulations (“PHI”), shall be limited, to the extent practicable, to the limited data set, as that term is defined under the HIPAA Regulations, or, if needed by such party, to the minimum necessary to accomplish the intended purpose of such use, disclosure, or request, respectively, for the specific purposes set forth in this Agreement. Each Loan Party and Business Associate agrees not to use, disclose or request any PHI received from UHS of Delaware or another Loan Party, or created by any Business Associate, other than as permitted by this Agreement and the HIPAA Regulations. Each Loan Party and Business Associate agrees to implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of any PHI created, maintained, or transmitted pursuant to this Agreement. Each Business Associate will provide access to an individual’s PHI upon the reasonable request of UHS of Delaware, will make any amendments to an individual’s PHI as directed by UHS of Delaware, and will maintain a record of disclosures of PHI as required for UHS of Delaware to make an accounting to the individual as required by the HIPAA Regulations. Each Business Associate will promptly report to UHS of Delaware any breach, use or disclosure of an individual’s PHI not provided for by this Agreement of which such Business Associate becomes aware. In the event that any Business Associate contracts with any sub-contractors or agents and provides them with an individual’s PHI, such Business Associate shall indicate in any agreement with such sub-contractor or agent, respectively, that each agrees to the same privacy and security requirements and restrictions and conditions that apply to such Business Associate with respect to the individual’s PHI and as set forth under the HIPAA Regulations. Each Business Associate will, upon reasonable notice, make its internal practices, books, and records relating to the use and disclosure of PHI available to the Secretary of the U.S. Department of Health and Human Services (the “Secretary”) and to UHS of Delaware to the extent required for determining compliance with this Section and the HIPAA Regulations. Notwithstanding the foregoing, no legal privilege shall be deemed waived by any Business Associate or UHS of Delaware by virtue of this clause (b) of this Section. UHS of Delaware and the other Loan Parties may terminate this Agreement or cease to provide PHI to any Business Associate, in either case, without penalty or recourse, if it determines that any Business Associate has violated a material term of this Section or applicable law that is not cured within thirty (30) calendar days after delivery of the notice of violation to all of the Business Associates or, in lieu of termination, UHS of Delaware, in its sole discretion, may report any breach to the Secretary. Upon such termination or cessation or upon termination of this Agreement for any reason, each Business Associate and its sub-contractors or agents agree to return or to destroy all PHI and retain no copies (and to certify to such actions) unless otherwise agreed by UHS of Delaware or such return or disclosure is not reasonably feasible (in which case, at no additional cost to UHS of Delaware, each Business Associate will extend the protections of this Section to the PHI that such Business Associate maintains and limit any further uses and disclosures of the PHI to the purposes that make the return or destruction of the PHI not feasible).

(c) Security. Each Business Associate shall adopt, implement and maintain throughout the term of this Agreement security policies, procedures, and practices, administrative, physical and technical safeguards, and security mechanisms that reasonably and adequately protect the confidentiality, integrity, and availability of the PHI that it creates, receives, maintains, or transmits on behalf of UHS of Delaware or another Loan Party (“Business Associate Safeguards”), and each Business Associate shall require its sub-contractors or agents to adopt

Business Associate Safeguards that are equally appropriate and adequate. UHS of Delaware and the other Loan Parties may terminate this Agreement or cease to provide PHI to any Business Associate, at any time, without penalty, if UHS of Delaware determines, in its sole discretion, that the Business Associate Safeguards are unsatisfactory.

(d) EDI. If any Business Associate conducts all or any portion of its business or pays any claim in a transaction covered by the Electronic Data Interchange (“EDI”) Rule on behalf of UHS of Delaware or another Loan Party, then Business Associate covenants and warrants that it shall and shall require its agents and/or subcontractors to comply with the requirements of the EDI Rule that are applicable to UHS of Delaware or such other Loan Party.

(e) Benefit. This Section is not intended to create any right in or obligations to any Person that is not a party to this Agreement, including individuals.

(f) Mitigation. In addition to any rights of indemnification contained in this Agreement, each Business Associate will take commercially reasonable steps to mitigate any harm caused by its breach of this Section and/or reimburse UHS of Delaware for the cost of commercially reasonable mitigation based upon, arising out of or attributable to the acts or omissions of such Business Associate, its employees, officers, directors, agents, or sub-contractors for uses or disclosures in violation of this Section.

(g) Amendment. Each of the Business Associates and UHS of Delaware agree to amend this Section in such manner as is reasonably necessary to comply with any amendment of (i) HIPAA, HITECH or other applicable law, (ii) the HIPAA Regulations or other applicable regulations, or (iii) any applicable court decision or binding governmental policy. If the parties are unable to agree on an amendment within 30 days of notice from UHS of Delaware to each Business Associate of the requirement to amend this Section, UHS of Delaware and the other Loan Parties may, at the option of UHS of Delaware, terminate this Agreement or cease to provide PHI to any Business Associate with whom UHS of Delaware has been unable so to agree, upon written notice to the Business Associates.

(h) Survival. This Section and the confidentiality, privacy, security, and other requirements established herein shall survive termination of this Agreement.

(i) Interpretation. Any ambiguity in this Section shall be resolved in favor of a meaning that permits UHS of Delaware and the other Loan Parties to comply with the HIPAA Regulations and the EDI Rule.

(j) Several Liability of Business Associates. No Business Associate shall have any liability to UHS of Delaware or any third party of any kind or nature, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, arising from the failure of any other Business Associate to fulfill its obligations under this Section.

Section 14.15 Ratification. After giving effect to this Agreement and each of the other agreements, documents and instruments contemplated in connection herewith, the Performance Undertaking, along with each of the provisions thereof, remains in full force and effect and is hereby ratified and reaffirmed by the Performance Guarantor and each of the other parties hereto.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

AIKEN REGIONAL RECEIVABLES, L.L.C.,

AUBURN REGIONAL RECEIVABLES, L.L.C.,

DISTRICT HOSPITAL PARTNERS RECEIVABLES, L.L.C.,

FORT DUNCAN MEDICAL RECEIVABLES, L.L.C.,

LANCASTER HOSPITAL RECEIVABLES, L.L.C.,

LAREDO REGIONAL RECEIVABLES, L.L.C.,

MANATEE MEMORIAL RECEIVABLES, L.L.C.,

MCALLEN HOSPITALS RECEIVABLES, L.L.C.,

NORTHWEST TEXAS HEALTHCARE RECEIVABLES, L.L.C.,

SPARKS FAMILY HOSPITAL RECEIVABLES, L.L.C.,

SUMMERLIN HOSPITAL RECEIVABLES, L.L.C.,

TEXOMA HEALTHCARE SYSTEM RECEIVABLES, L.L.C.

UHS OF OKLAHOMA RECEIVABLES, L.L.C.,

UHS-CORONA RECEIVABLES, L.L.C.,

RANCHO SPRINGS RECEIVABLES, L.L.C.,

VALLEY HEALTH SYSTEM RECEIVABLES, L.L.C. AND

WELLINGTON REGIONAL RECEIVABLES, L.L.C., AS BORROWERS

By:	/s/ CHERYL K. RAMAGANO
Name:	Cheryl K. Ramagano
Title:	Treasurer
	Address:	367 S. Gulph Road
King of Prussia, PA 19406-0958
Attention: Cheryl Ramagano
Phone: (610) 768-3402
Fax: (610) 382-4407

S-1	Amended and Restated Credit and Security Agreement

UHS RECEIVABLES CORP., AS COLLECTION AGENT

By:	/s/ CHERYL K. RAMAGANO
Name:	Cheryl K. Ramagano
Title:	Vice President & Treasurer
	Address:	367 S. Gulph Road
King of Prussia, PA 19406-0958
Attention: Cheryl Ramagano
Phone: (610) 768-3402
Fax: (610) 382-4407

UHS OF DELAWARE, INC., AS SERVICER

By:	/s/ CHERYL K. RAMAGANO
Name:	Cheryl K. Ramagano
Title:	Vice President & Treasurer

	Address:	367 S. Gulph Road
King of Prussia, PA 19406-0958
Attention: Cheryl Ramagano
Phone: (610) 768-3402
Fax: (610) 382-4407

UNIVERSAL HEALTH SERVICES, INC., AS PERFORMANCE GUARANTOR

By:	/s/ CHERYL K. RAMAGANO
Name:	Cheryl K. Ramagano
Title:	Vice President & Treasurer

	Address:	367 S. Gulph Road
King of Prussia, PA 19406-0958
Attention: Cheryl Ramagano
Phone: (610) 768-3402
Fax: (610) 382-4407

S-2	Amended and Restated Credit and Security Agreement

VICTORY RECEIVABLES CORPORATION, AS A CONDUIT

By:	/s/ FRANK B. BILOTTA
Name:	Frank B. Bilotta
Title:	President

	Address:	Victory Receivables Corporation
114 West 47th Street, Suite 2310
New York, NY 10036 Attn: Frank B. Bilotta Tel: (212) 295-2777
Fax: (212) 302-5151

With a copy to BTMU (as Co-Agent)

S-3	Amended and Restated Credit and Security Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, AS LIQUIDITY BANK AND LC PARTICIPANT FOR VICTORY’S LENDER GROUP

By:	/s/ BRIAN MCNANY
Name:	Brian McNany
Title:	Authorized Signatory

	Address:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, NY 10020 Attention: Securitization Group Telephone: (212) 782-6957
Facsimile: (212) 782-6448

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, AS CO-AGENT FOR VICTORY’S LENDER GROUP

By:	/s/ ADITYA REDDY
Name:	Aditya Reddy
Title:	Senior Vice President

	Address:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, NY 10020 Attention: Securitization Group Telephone: (212) 782-6957
Facsimile: (212) 782-6448

S-4	Amended and Restated Credit and Security Agreement

THREE PILLARS FUNDING LLC, AS A CONDUIT

By:	/s/ DORIS J. HEARN
Name:	Doris J. Hearn
Title:	Vice President

	Address:	c/o AMACAR Group, L.L.C.
6525 Morrison Boulevard
Suite 319
Charlotte, North Carolina 28211
Attention: Doris J. Hearn
Phone: (704) 365-0569
Fax: (704) 365-1362

S-5	Amended and Restated Credit and Security Agreement

SUNTRUST BANK, AS LIQUIDITY BANK AND LC PARTICIPANT FOR TPF’S LENDER GROUP

By:	/s/ DANA DHARIWAL
Name:	Dana Dhariwal
Title:	Director

	Address:	SunTrust Robinson Humphrey, Inc.
Mail Code GA-ATL-1907
303 Peachtree Street N.E., 23rd Floor
Atlanta, GA 30308
Attention: Jim Pirouz
Telephone: 404.813.5017
Fax: 404.588.7497
E-mail: k.james.pirouz@suntrust.com

S-6	Amended and Restated Credit and Security Agreement

SUNTRUST ROBINSON HUMPHREY, INC., AS CO-AGENT for TPF’s Lender Group

By:	/s/ JOSEPH R. FRANKE
Name:	Joseph R. Franke
Title:	Director

	Address:	SunTrust Robinson Humphrey, Inc.
Mail Code GA-ATL-3950
303 Peachtree Street N.E., 24th Floor
Atlanta, GA 30308
Attention: Michael Peden
Telephone: 404.813.5006
Fax: 404.813.0000
E-mail: michael.peden@suntrust.com

S-7	Amended and Restated Credit and Security Agreement

MARKET STREET FUNDING LLC, AS A CONDUIT

By:	/s/ DORIS J. HEARN
Name:	Doris J. Hearn
Title:	Vice President

	Address:	Market Street Funding LLC
c/o AMACAR Group, L.L.C.
6525 Morrison Blvd., Suite 318 Charlotte, North Carolina 28211
Attention: Douglas K. Johnson
Telephone: (704) 365-0569 Facsimile: (704) 365-1362

With a copy to PNC (as Co-Agent)

S-8	Amended and Restated Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, AS LC PARTICIPANT AND LIQUIDITY BANK FOR MARKET STREET’S LENDER GROUP AND AS LC BANK

By:	/s/ JOSEPH A. SERIANNI
Name:	Joseph A. Serianni
Title:	SVP

	Address:	PNC Bank, National Association
1600 Market Street
Philadelphia, PA 19103
Attention: Karin Takiff, Senior Vice President
Telephone: 215-585-6506
Facsimile: 215-585-1222
email: karin.takiff@pnc.com

With a Copy to PNC (as Co-Agent)

S-9	Amended and Restated Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, AS CO-AGENT FOR MARKET STREET’S LENDER GROUP AND AS ADMINISTRATIVE AGENT

By:	/s/ WILLIAM FALCON
Name:	William Falcon
Title:	Vice President

	Address:	PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: William Falcon
Telephone: (412) 762-5442
Facsimile: (412) 762-9184

S-10	Amended and Restated Credit and Security Agreement

EXHIBIT I

DEFINITIONS

As used in this Agreement, (a) capitalized terms used and not otherwise defined in this Agreement (whether or note included in the list below) shall have the meanings attributed thereto in the Receivables Sale Agreements, and (b) the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adjusted LC Participation Amount” means, at any time, the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if (a) the controlling Person owns 10-50% of any class of voting securities of the controlled Person only if it also possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, or (b) if the controlling Person owns more than 50% of any class of voting securities of the controlled Person.

“Agents” means the Administrative Agent and the Co-Agents.

“Aggregate Commitment” means, on any date of determination, the aggregate amount of the Lender Group Commitments of all Lender Groups (excluding the Lender Group Commitment of any Defaulting Lender’s Lender Group). As of the date hereof, the Aggregate Commitment is $240,000,000.

“Aggregate Principal” means, on any date of determination, the aggregate outstanding principal amount of all Loans outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Agreement” means this Amended and Restated Credit and Security Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Alternate Base Rate Loan” means a Loan which bears interest at the Alternate Base Rate or the Default Rate.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 (other than Section 6.2(d)(ii)(B)) are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Loan Party, (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iv) the date which is 10 Business Days after the Administrative Agent’s receipt of written notice from the Collection Agent, on behalf of Borrowers, that Borrowers wish to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Percentage” means, on any date of determination, the “Applicable Margin for Eurodollar Loans” as set forth in the “Applicable Pricing Grid” (as each of the foregoing terms is defined in the Parent Credit Agreement).

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, company controller, treasurer or chief financial officer.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. § 101 et seq.) and any successor statute thereto.

“Blocked Sweep Account” means account no. 81884-16729 in the Collection Agent’s name at Bank of America, N.A., in Chicago, Illinois.

“Borrower(s)” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, on any date of determination, the Net Pool Balance as of the last day of the period covered by the most recent Monthly Report, minus the Required Reserve as of the last day of the period covered by the most recent Monthly Report, and minus Deemed Collections that have occurred since the most recent Cut-Off Date to the extent that such Deemed Collections exceed the Dilution Reserve.

“Borrowing Date” means a Business Day on which an Advance is made hereunder.

“Borrowing Notice” has the meaning set forth in Section 1.2.

“Broken Funding Costs” means for any CP Rate Loan or LIBO Rate Loan which: (a) in the case of a CP Rate Loan, has its principal reduced without compliance by Borrowers (or the Collection Agent on their behalf) with the notice requirements hereunder, (b) in the case of a CP Rate Loan or a LIBO Rate Loan, does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, (c) in the case of a CP Rate Loan, is assigned under the Liquidity Agreement, or (d) in the case of a LIBO Rate Loan, is terminated or reduced prior to the last day of its Interest Period, an amount equal to the excess, if any, of (i) the CP Costs or Interest (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the Administrative Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (b) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the principal of such Loan if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (ii) the sum of (x) to the extent all or a portion of such principal is allocated to another Loan, the amount of CP Costs or Interest actually accrued during the remainder of such period on such principal for the new Loan, and (y) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Lender or Lenders agree to pay to the Collection Agent, for the benefit of Borrowers, the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“BTMU” has the meaning set forth in the preamble to this Agreement.

“Business Associate” has the meaning set forth in Section 14.14.

“Business Associate Safeguards” has the meaning set forth in Section 14.14.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Pittsburgh, Pennsylvania, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The final Calculation Period shall terminate on the Final Payout Date. Notwithstanding the foregoing, for purposes of determining the Interest and CP Costs payable pursuant to Sections 3.3 and 4.2 on any Settlement Date that occurs on and after the Amortization Date, Calculation Period shall be deemed to mean every day preceding such Settlement Date.

“Change of Control” has the meaning provided in the Receivables Sale Agreements.

“Co-Agent” means each Person acting as agent on behalf of a Lender Group and designated as a Co-Agent for such Lender Group in the preamble and on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Co-Agent pursuant to an Assignment Agreement.

“Co-Agent Account” means, with respect to any Lender Group, the account set up to receive payments for such Lender Group as specified by the related Co-Agent from time to time in writing to the Collection Agent and the Administrative Agent. As of the date hereof, the Co-Agent Accounts are the following:

(i)	for Market Street’s Lender Group:

(A)	with respect to the “Structuring Fee” as set forth in the Fee Letter:

PNC Bank, National Association

ABA No: 043 000 096

DDA No: 1-188375

Reference: Cost Center 0087001

Account Name: PNC Capital Markets LLC

Attention: Charlene Wilson

(B)	with respect to all other payments, fees and expenses:

PNC Bank, National Association

ABA No: 043 000 096

AC No: 1002422076

Reference: UHS Receivables Corp.

Account Name: Market Street Funding LLC

A/C: Market Street Funding LLC

(ii)	for Victory’s Lender Group:

Deutsche Bank Trust Company Americas, New York, NY

ABA No: 021-001-033

AC No: 01-41-9647

Beneficiary: Trust and Securities Services

Payment Details PORT VICTORY.20

Ref. Universal Health

(iii)	for TPF’s Lender Group:

(A)	with respect to the “Structuring Fee” as set forth in the Fee Letter:

SunTrust Bank

ABA No. 061000104

AC No: 8801898605

Acct. Name: SunTrust Robinson Humphrey Operating Account

Reference: Universal Health Services

Attention: James Watkins

(B)	with respect to all other payments, fees and expenses:

SunTrust Bank

ABA No. 061000104

AC No: 8800171236

Acct. Name: Three Pillars Funding LLC

Reference: Universal Health Services

Attention: James Watkins

“Collateral” has the meaning set forth in Section 13.1.

“Collection Account” has the meaning provided in the Receivables Sale Agreements.

“Collection Account Agreement” means a deposit account control agreement by and among a Collection Bank, the Collection Agent and the Administrative Agent, in form reasonably acceptable to the Administrative Agent.

“Collection Bank” has the meaning provided in the Receivables Sale Agreements.

“Collection Notice” means a notice from the Administrative Agent to a Collection Bank in the form attached to each Collection Account Agreement.

“Collections” has the meaning provided in the Receivables Sale Agreements.

“Commercial Paper” means promissory notes of any Conduit issued by such Conduit, in each case, in the commercial paper market.

“Commitment” means, with respect to any Liquidity Bank or LC Participant, as applicable, the maximum aggregate amount which such Liquidity Bank or LC Participant is obligated to pay hereunder on account of all Loans and all drawings under all Letters of Credit, on a combined basis, as set forth with respect to such Liquidity Bank or LC Participant on Schedule A to this Agreement or in the Assignment Agreement pursuant to which it became a Liquidity Bank or LC Participant hereunder, as such amount may be modified in connection with any subsequent assignment pursuant to Article XII of this Agreement or in connection with a change in the Aggregate Commitment pursuant to Section 1.1(c) or 1.1(d). As the context so requires, “Commitment” with respect to any Liquidity Bank or LC Participant or the LC Bank, as applicable, shall also be deemed to include such Person’s obligation hereunder to make Loans or participation advances to the LC Bank or, in the case of the LC Bank, to issue Letters of Credit, as applicable, on the terms and subject to the conditions set forth herein.

“Concentration Account” means an account that qualifies as a “Chain Home Office” account under applicable regulations applicable to Government Receivables and as of the date hereof, is account no. 81885-03047 in the Collection Agent’s name at Bank of America, N.A., in Chicago, Illinois.

“Conduit” means each commercial paper conduit that is a party to this Agreement, as a lender, or that becomes a party to this Agreement, as a lender pursuant to an Assignment Agreement or otherwise. As of the date hereof, the Conduits are Market Street, Victory and TPF.

“Consolidated Leverage Ratio” has the meaning set forth on Schedule C to this Agreement.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” has the meaning provided in the Receivables Sale Agreements.

“Coverage Percentage” means, at any time, a fraction expressed as a percentage and computed as follows:

Aggregate Principal + Adjusted LC Participation Amount

Borrowing Base

“CP Costs” means, for any Conduit and for any period and with respect to any Loan (or portion thereof) funded by such Conduit through the issuance of Commercial Paper, the weighted average cost (as determined by such Conduit (or by its Co-Agent on its behalf) which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit, other borrowings by such Conduit (other than under its Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that is allocated, in whole or in part, by such Conduit (or by its Co-Agent on its behalf) to fund or maintain such Loan (or portion thereof) (and which may be also allocated in part to the funding of other assets of such Conduit (including, in the case of Commercial Paper issued on a discount, such discount)); provided that notwithstanding anything in the Agreement or the other Transaction Documents to the contrary, the Loan Parties agree that any amounts payable to such Conduit in respect of interest for any period with respect to any Loan (or portion thereof) funded by such Conduit through the issuance of Commercial Paper shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper issued to fund or maintain such Loan (or portion thereof) that corresponds to the portion of the proceeds of such Commercial Paper that was used to pay the interest component of maturing Commercial Paper issued to fund or maintain such Loan (or portion thereof), to the extent that such Conduit had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper (for purposes of the foregoing, the “interest component” of Commercial Paper equals the excess of the face amount thereof over the net proceeds received by such Conduit from the issuance of Commercial Paper, except that if such Commercial Paper is issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Commercial Paper through maturity thereof).

“CP Rate Loan” means, for each Loan of a Conduit prior to the time, if any, when (i) it is refinanced with a Liquidity Funding pursuant to the Liquidity Agreement, (ii) such Conduit otherwise ceases to fund or maintain such Loan through the issuance of Commercial Paper or (iii) the occurrence of an Amortization Event and the commencement of the accrual of Interest thereon at the Default Rate.

“Credit and Collection Policy” has the meaning provided in the Receivables Sale Agreements.

“Cut-Off Date” means the last day of a Calculation Period.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of all Eligible Receivables and Eligible Participation Interests as of the most recent Cut-Off Date, by (ii) Net Eligible Billings for the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Debt” has the meaning provided in the Receivables Sale Agreements.

“Deemed Collections” means Collections deemed received by Borrowers under Section 1.4(a).

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the six (6) Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Rate” means a rate per annum equal to the sum of (i) the greater of (x) the Alternate Base Rate and (y) the LIBO Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

“Defaulted Receivable” means a Receivable or Participation Interest: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off the applicable Borrower’s books as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 181 days or more from the original invoice date for such payment.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder or has failed to make available to the LC Bank any portion of any amount due by it under Section 1.10(b), in either case, within one Business Day of the date when such Loan was required to be made or such amount was due hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due unless such failure is the subject of a good faith dispute or has been cured, (c) has notified any Loan Party, the Administrative Agent or the LC Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, or (d) has become the subject of an Event of Insolvency.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Eligible Receivables and Eligible Participation Interests that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Eligible Receivables and Eligible Participation Interests at such time.

“Delinquent Receivable” means a Receivable or Participation Interest as to which any payment, or part thereof, remains unpaid for 121-150 days from the original invoice date for such payment.

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate Net Eligible Billings generated by the Originators during the Calculation Period ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances of Eligible Receivables and Eligible Participation Interests due to Dilutions during the Calculation Period ending on such Cut-Off Date, by (ii) the aggregate Net Eligible Billings generated by the Originators during the Calculation Period immediately prior to the Calculation Period ending on such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of:

(a) the sum of (i) two (2) times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times

(b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Drawing Date” has the meaning set forth in Section 1.10(b).

“Eligible Assignee” means a commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Administrative Agent, negotiable instruments or securities represented by instruments in bearer or registered form registered in the name of the Administrative Agent or its nominee which evidence:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b) insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(d) commercial paper (maturing no later than the Business Day prior to the first Settlement Date (Yield and Fees) following the date of purchase) having, at the time of the investment or contractual commitment to invest therein, the highest short-term rating from each of S&P and Moody’s;

(e) investments in no-load money market funds having a rating from each rating agency rating such fund in its highest investment category (including such funds for which the Administrative Agent or any of its Affiliates is investment manager or advisor); and

(f) any other investments agreed upon between the Collection Agent, on behalf of Borrowers, and the Administrative Agent.

“Eligible Participation Interest” means a Participation Interest in a Government Receivable:

(i) which is included in an Eligible Payor Class;

(ii) which arises under Medicare, TRICARE or a Medicaid program;

(iii) which is not a Defaulted Receivable;

(iv) which by its terms is due and payable within 60 days of the original billing date therefor;

(v) which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vi) which is denominated and payable only in United States dollars in the United States;

(vii) which is evidenced by an invoice and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense other than as required by law;

(viii) which represents an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator;

(ix) which does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(x) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(xi) which was generated in the ordinary course of the applicable Originator’s business;

(xii) which arises solely from the sale of medications, medical supplies or medical devices or the provision of health care services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part);

(xiii) which is not subject to any dispute, right of rescission, or asserted counterclaim and, except as required by applicable law, is not subject to any setoff, chargeback, deduction or any other defense of the applicable Obligor against the applicable Originator or any other Lien; provided, however, that if such dispute, setoff, chargeback, deduction, counterclaim or defense affects only a portion of the Outstanding Balance of such Government Receivable, then a Participation Interest in such Government Receivable may be deemed an Eligible Participation Interest to the extent of the portion of such Outstanding Balance which is not so affected;

(xiv) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xv) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly to a Borrower under and in accordance with the applicable Receivables Sale Agreement, and such Borrower has good and marketable title thereto free and clear of any Lien; and

(xvi) which is payable into a Lock-Box or Collection Account in a manner consistent with the arrangements described in Section 7.1(j).

“Eligible Payor Class” means any group of Obligors of a type listed on Exhibit VIII hereto.

“Eligible Receivable” means, at any time, a Private Receivable:

(i) which is included in an Eligible Payor Class; provided, however, that the aggregate Outstanding Balance of all Receivables included in Eligible Payor Classes G and Q that may be included as Eligible Receivables shall not exceed 2.5% of the aggregate Outstanding Balance of all Eligible Receivables;

(ii) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision of the United States and has its chief executive office in the United States; or (b) is not an Affiliate of any of the parties hereto; or (c) is not a government or a governmental subdivision or agency;

(iii) (a) which is not a Defaulted Receivable or (b) owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Private Receivables owing from such Obligor are Defaulted Receivables (provided that amounts determined pursuant to (b) shall be limited to the largest 20 Obligors);

(iv) which by its terms is due and payable within 60 days of the original billing date therefor;

(v) which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vi) which is denominated and payable only in United States dollars in the United States;

(vii) which arises under a Contract which, together with such Private Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense;

(viii) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator;

(ix) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(x) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

(xi) which was generated in the ordinary course of the applicable Originator’s business;

(xii) which arises solely from the sale of medications, medical supplies or medical devices or the provision of health care services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part);

(xiii) which is not subject to any dispute, right of rescission, setoff, counterclaim (chargeback or deduction), or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Lien, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the medications or medical supplies the sale of which shall have given rise to such Private Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Private Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided further, that Private Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Private Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Private Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agents, that such Private Receivables shall not be subject to such offset;

(xiv) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Private Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xv) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly to a Borrower under and in accordance with the applicable Receivables Sale Agreement, and such Borrower has good and marketable title thereto free and clear of any Lien; and

(xvi) which is payable into a Lock-Box or Collection Account in a manner consistent with the arrangements described in Section 7.1(j).

“Equity Interests” has the meaning provided in the Receivables Sale Agreements.

“ERISA” has the meaning provided in the Receivables Sale Agreements.

“ERISA Affiliate” has the meaning provided in the Receivables Sale Agreements.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Executive Officer” has the meaning provided in the Receivables Sale Agreements.

“Facility Account” means the Collection Agent’s account no. 81889-03045 (ABA no. 026-009-593, ref: Commercial Paper Proceeds) at Bank of America, N.A., in Chicago, Illinois.

“Facility Termination Date” means the earlier of (i) October 25, 2013 and (ii) the Amortization Date.

“Federal Funds Effective Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the

Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Borrowers and the Agents, as it may be amended or modified and in effect from time to time.

“Final Payout Date” means the date on which (i) all Obligations have been paid in full, (ii) the Aggregate Commitment has been terminated and (iii) the LC Participation Amount has been reduced to zero ($0).

“Finance Charges” has the meaning provided in the Receivables Sale Agreements.

“Funding Agreement” means (i) this Agreement, (ii) the Liquidity Agreements and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of a Conduit.

“Funding Source” means (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to a Conduit.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Gift Shop Receipt” has the meaning set forth in the Receivables Sale Agreements.

“Governmental Acts” has the meaning set forth in Section 1.15.

“Government Receivable” has the meaning set forth in the Receivables Sale Agreements.

“HIPAA” has the meaning set forth in Section 14.14.

“Indemnified Amounts” has the meaning specified in Section 10.1.

“Indemnified Party” has the meaning specified in Section 10.1.

“Independent Manager” shall mean a Person who (i) is not and has not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of any Borrower or any Affiliate of any of them (except as director of UHS Receivables Corp.); (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director or manager as compensation for such director or manager to serve as an Independent Manager) from its activities with any Borrower or any Affiliate of any Borrower (a “Business Party”); (c) a Person controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party and (ii) has, (a) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (b) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this definition only, “control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms “controlled”, “controlling” and “common control” shall have correlative meanings.

“Initial Valuation Adjustment” means, with respect to any Receivable, a reduction to the book value thereof made on the original invoice date for such receivable.

“Interest” means for each respective Interest Period relating to Loans of the Liquidity Banks, an amount equal to the product of the applicable Interest Rate for each Loan multiplied by the principal of such Loan for each day elapsed during such Interest Period, annualized on a 360 (or 365 or 366, as applicable, with respect to Interest calculated by reference to the Prime Rate) day basis.

“Interest Period” means, with respect to any Loan funded or maintained by a Lender other than through the issuance of Commercial Paper:

(a) if Interest for such Loan is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the applicable Co-Agent and the Collection Agent, on behalf of Borrowers, commencing on a Business Day selected by such Co-Agent; provided that in the absence of such selection by the applicable Co-Agent, each such Interest Period for such Loan shall be a Calculation Period (in the case of an Interest Period of one-month) or multiple Calculation Periods (in the case of an Interest Period exceeding one-month); or

(b) if Interest for such Loan is calculated on the basis of the Alternate Base Rate, a period commencing and ending on a Business Day selected by the applicable Co-Agent; provided that no such period shall exceed one month and, in the absence of such selection by the applicable Co-Agent, such Interest Periods for such Loan shall be the Calculation Periods.

In the case of any Interest Period for any Loan which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Interest Period shall end on the Amortization Date. The duration of each Interest Period which commences after the Amortization Date shall be of such duration as selected by the applicable Co-Agent.

“Interest Rate” means, with respect to each Loan of the Liquidity Banks or any other Loan being funded or maintained by a Lender other than through the issuance of Commercial Paper, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

“Laws” means, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any governmental authority charged with the enforcement thereof.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrative Agent.

“LC Participant” means each Person listed as such (and its respective Commitment) for each Lender Group as set forth on the signature pages of this Agreement or in any Assignment Agreement pursuant to which it became a party hereto.

“LC Participation Amount” means, at any time, the excess, if any, of (a) aggregate face amount of the outstanding Letters of Credit at such time over (b) the amount of any drawings made under such Letters of Credit.

“Lender” means each Conduit, each Liquidity Bank, each LC Participant and the LC Bank.

“Lender Group” means, with respect to any Conduit, (i) such Conduit, (ii) its Liquidity Bank(s), (iii) its Co-Agent, (iv) it’s LC Participant(s) and (v) with respect to Market Street, the LC Bank and the Administrative Agent.

“Lender Group Commitment” means, with respect to any Lender Group the amount set forth as the Lender Group Commitment for such Lender Group on Schedule A to this Agreement. The parties hereto acknowledge and agree that any such Lender Group Commitment may be less than the sum of the Commitments of the Lenders within the relevant Lender Group.

“Lender Group Exposure” means, with respect to any Lender Group, the sum of (a) the aggregate outstanding principal amount of all Loans held by the Lenders in such Lender Group, plus (b) the related LC Participant’s Ratable LC Share of the LC Participation Amount.

“Lender Group Exposure Percentage” means, with respect to any Lender Group, a fraction, expressed as a percentage, (a) the numerator of which is such Lender Group’s Lender Group Exposure and (b) the denominator of which is the sum of (i) the Aggregate Principal plus (ii) the LC Participation Amount.

“Letter of Credit” has the meaning set forth in Section 1.7.

“Letter of Credit Application” has the meaning set forth in Section 1.8(a).

“LIBO Rate” means, for any Interest Period, (i) (a) the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not fewer than two major banks in New York, New York, selected by the Administrative Agent, at approximately 10:00 a.m. (New York time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Loan, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus (ii) the Applicable Percentage per annum.

“LIBO Rate Loan” means a Loan which bears interest at the LIBO Rate.

“Lien” has the meaning specified in the Receivables Sale Agreements.

“Liquidity Agreements” means the liquidity asset purchase agreement between the Conduit of any Lender Group and the Liquidity Banks of such Lender Group.

“Liquidity Banks” means, with respect to each Conduit and each Lender Group, the bank(s) or other financial institution(s) identified on the signature pages hereto as the Liquidity Bank for such Conduit and Lender Group, together with their respective successors and permitted assigns.

“Liquidity Commitment” means, as to each Liquidity Bank in any Lender Group, its commitment to such Lender Group’s Conduit under the Liquidity Agreements.

“Liquidity Funding” means (a) a purchase made by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, an applicable Conduit’s Loans, (b) any Loan made by a Liquidity Bank in lieu of such Conduit pursuant to Section 1.1, (c) any purchase of a Loan made by a Liquidity Bank pursuant to Section 1.7 or (d) any Loan deemed made by an LC Participant pursuant to Section 1.10(c).

“Loan” means any loan made by a Lender to Borrowers, jointly and severally, pursuant to this Agreement (including, without limitation, any Liquidity Funding and any loan deemed made pursuant to Section 1.10(c)). Each Loan shall either be a CP Rate Loan, an Alternate Base Rate Loan or a LIBO Rate Loan, determined in accordance with the terms of this Agreement.

“Loan Parties” has the meaning set forth in the preamble to this Agreement.

“Lock-Box” has the meaning provided in the Receivables Sale Agreements.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Pre-Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Market Street” has the meaning set forth in the preamble to this Agreement.

“Material Adverse Effect” means (i) any material adverse effect on the business, operations, financial condition or assets of the Parent and its Restricted Subsidiaries, taken as a whole, (ii) any material adverse effect on the ability of any Loan Party or to perform its obligations under the Transaction Documents to which it is a party, (iii) any material adverse effect on the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) any material adverse effect on the Administrative Agent’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) any material adverse effect on the collectibility of the Receivables generally or of any material portion of the Receivables.

“Material Debt” means Debt in an aggregate principal amount exceeding $25,000,000.

“Material Originator(s)” means any Originator or group of Originators who, individually or in the aggregate, have originated more than 10% of (x) the aggregate Eligible Receivables or (y) the aggregate Participation Interests, during the twelve months then most recently ended.

“Material Plan” has the meaning provided in the Receivables Sale Agreements.

“Medicaid” has the meaning provided in the Receivables Sale Agreements.

“Medicare” has the meaning provided in the Receivables Sale Agreements.

“Monthly Report” means a report, in substantially the form of Exhibit VI hereto (appropriately completed), furnished by the Servicer to the Administrative Agent pursuant to Section 8.5.

“Monthly Reporting Date” means the 2nd Business Day prior to each Settlement Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Eligible Billings” means, for any Calculation Period, the aggregate amount of invoices billed to Obligors belonging to an Eligible Payor Class during such Calculation Period, less the aggregate amount of Initial Valuation Adjustments pertaining to such invoices.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables and Eligible Participation Interests at such time reduced by the aggregate amount by which the Outstanding Balance of the Eligible Receivables and Eligible Participation

Interests exceeds the applicable Obligor Concentration Limits or Special Obligor Concentration Limits.

“Obligations” means, at any time, any and all obligations of either of the Loan Parties to any of the Secured Parties arising under or in connection with the Transaction Documents, whether now existing or hereafter arising, due or accrued, absolute or contingent, including, without limitation, obligations in respect of Aggregate Principal, the Reimbursement Obligation, CP Costs, Interest, fees under the Fee Letter, Broken Funding Costs and Indemnified Amounts.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Obligor Concentration Limit” means, at any time:

(a) In relation to all Government Receivables, 40% of the Eligible Receivables and Eligible Participation Interests, in the aggregate; and

(b) In relation to the aggregate outstanding principal balance of Private Receivables owed by any single Obligor together with the aggregate outstanding principal balance of Private Receivables owed by such Obligor’s Affiliates, the applicable concentration limit shall be determined according to public debt rating of such Obligor based the following table:

S&P Rating	Moody’s Rating	Allowable % of the Eligible Receivables and Eligible Participation Interests, in the aggregate
A-1+ or at least AA-	P-1 or at least A2	10.00%
A-1 or at least A	P-1 or at least A2	8.00%
A-2 or at least A-	P-2 or at least Baa1	6.00%
A-3 or at least BBB-	P-3 or at least Baa3	5.00%
Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	3.85%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody’s, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, (iii) if an Obligor has an A.M. Best Financial Strength Rating of “A” or better, the applicable concentration limit for such Obligor shall be 10%, notwithstanding the S&P Rating or the Moody’s Rating, (iv) if any Obligor has no short-term unsecured rating from either S&P or Moody’s, but has a long-term rating from S&P or Moody’s, then such long-term ratings shall be used as set forth in the above chart in lieu of short-term ratings, subject to the foregoing and (v) subject to rating agency approval and/or an increase in the Required Reserve Factor Floor, upon request of the Collection Agent, on behalf of Borrowers, from time to time, the Administrative Agent and the Lenders may agree to a higher percentage of Eligible Receivables for a particular

Obligor and its Affiliates, in the aggregate, as set forth on Schedule D hereto, or as the Administrative Agent may otherwise designate from time to time (each such higher percentage, a “Special Obligor Concentration Limit”), it being understood that any Special Obligor Concentration Limit may be cancelled upon not less than five (5) Business Days’ written notice by the Administrative Agent to the Collection Agent, on behalf of Borrowers.

“Order” has the meaning set forth in Section 1.16.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Originator” means each of Aiken Regional Medical Centers, Inc., Auburn Regional Medical Center, Inc., District Hospital Partners, L.P., Fort Duncan Medical Center, L.P., Lancaster Hospital Corporation, Laredo Regional Medical Center, L.P., Manatee Memorial Hospital, L.P., McAllen Hospitals, L.P., Northwest Texas Healthcare System, Inc., Sparks Family Hospital, Inc., Summerlin Hospital Medical Center LLC, UHS of Texoma, Inc., UHS of Oklahoma, Inc., UHS-Corona, Inc., Universal Health Services of Rancho Springs, Inc., Valley Health System LLC and Wellington Regional Medical Center, Incorporated.

“Outstanding Balance” means at any time (i) with respect to any Private Receivable, the then outstanding principal balance thereof after giving effect to the Initial Valuation Adjustment (if any) to such Receivable and (ii) with respect to any Participation Interest, the then outstanding principal balance of the underlying Government Receivable after giving effect to the Initial Valuation Adjustment (if any) to such Receivable. Any sales or use tax billed in connection with a Receivable is not included in the Outstanding Balance.

“Parent” has the meaning set forth in the preamble.

“Parent Credit Agreement” means (x) that certain Credit Agreement, dated March 4, 2005, as amended, between Universal Health Services, Inc., the Banks listed therein, JPMorgan Chase Bank, N.A., as administrative agent and Bank of America, N.A., as syndication agent for the Banks, as the same may be amended, restated and/or refinanced from time to time, until such Credit Agreement is terminated; and (y) thereafter, that certain Credit Agreement, to be entered into in November, 2010, among (i) the Parent, as borrower, (ii) the several lenders from time to time party thereto, (iii) SunTrust, The Royal Bank of Scotland plc, Bank of Tokyo-Mitsubishi UFJ Trust Company and Credit Agricole Corporate and Investment Bank, as co-documentation agents, (iv) Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, and (v) JPMorgan Chase Bank, N.A., as administrative agent.

“Participant” has the meaning set forth in Section 12.2.

“Participated Receivable” has the meaning set forth in the Receivables Sale Agreements.

“Participation Interest” has the meaning set forth in the Receivables Sale Agreements.

“Payoff Letter” has the meaning set forth in the recitals to this Agreement.

“PBGC” has the meaning set forth in the Receivables Sale Agreements.

“Percentage” means, with respect to any Lender Group, the percentage equivalent of a fraction, (a) the numerator of which is such Lender Group’s Lender Group Commitment and (b) the denominator of which is the Aggregate Commitment.

“Performance Guarantor” means Parent.

“Performance Undertaking” means each Performance Undertaking, dated as of August 31, 2007 by Performance Guarantor in favor of a Borrower, substantially in the form of Exhibit VII, as the same may be amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PHI” has the meaning set forth in Section 14.14.

“Plan” has the meaning set forth in the Receivables Sale Agreements.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pooled Commercial Paper” means Commercial Paper notes of a Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by such Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit.

“Pre-Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the product of (i) the total amount of Eligible Receivables and Eligible Participation Interests which became Pre-Defaulted Receivables during the Calculation Period that includes such Cut-Off Date multiplied by (ii) 1.0 minus the Recovery Rate, by (y) the aggregate Net Eligible Billings generated by the Originators during the Calculation Period occurring five (5) months prior to the Calculation Period ending on such Cut-Off Date.

“Pre-Defaulted Receivable” means a Receivable or Participation Interest as to which any payment, or part thereof, remains unpaid for 151-180 days from the original invoice date for such payment.

“Prime Rate” has the meaning set forth in the Receivables Sale Agreements.

“Private Receivable” has the meaning set forth in the Receivables Sale Agreements.

“Pro Rata Share” means, for each Lender Group on any date of determination, (a) with respect to any Liquidity Bank, the ratio which the Commitment of such Liquidity Bank bears to the sum of the Commitments of all Liquidity Banks in such Lender Group and (b) with respect to any LC Participant, the ratio which the Commitment of such LC Participant bears to the sum of the Commitments of all LC Participants in such Lender Group.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchased Participation Interest” has the meaning set forth in the Receivables Sale Agreements.

“Purchasing Lender” has the meaning set forth in Section 12.1(b).

“Ratable LC Share” means, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.

“Receivable” means a Private Receivable or Government Receivable in which any Borrower acquires any right, title or interest (including, without limitation, a Participation Interest) pursuant to a Receivables Sale Agreement and includes, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Receivables Sale Agreement” means each Receivables Sale Agreement, dated as of August 31, 2007, between an Originator and a Borrower, as amended by that certain Omnibus Amendment, dated as of October 27, 2010 (or, in the case of UHS of Texoma, Inc., as Originator, and Texoma Healthcare System Receivables, L.L.C., as Borrower, that certain Receivables Sale Agreement, dated as of October 27, 2010, between such Originator and Borrower), and as the same may be further amended, restated or otherwise modified from time to time.

“Records” has the meaning provided in the Receivables Sale Agreements.

“Recovery Rate” means, as of any Cut-Off Date, the lesser of (x) 0.65 and (y) the product of (i) 0.75 multiplied by (ii) the result, expressed as a decimal, of dividing (A) the aggregate Collections applied during the seven (7) Calculation Periods ending on such Cut-Off Date to Receivables that, as of the date such collections were so applied, had aged between 151 and 515 days past the date of service giving rise to such Receivables by (B) the aggregate amount of Eligible Receivables and Eligible Participation Interests which became Pre-Defaulted Receivables during the seven (7) Calculation Periods ending on such Cut-Off Date.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” means any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws, rules, regulations (including Regulation D) or GAAP or other applicable accounting principles or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Banks) of or under any United States (federal, state or municipal) or foreign laws, regulations (whether or not having the force of law) or accounting principles by any court, governmental or monetary authority, or accounting board or authority (whether or not part of government and including any central bank) charged with the establishment, interpretation or administration thereof. For the avoidance of doubt, any interpretation, directive or request from the Financial Accounting Standards Board (“FASB”) (including, without limitation, Statements of Financial Accounting Standards Nos. 166 and 167 or any future statements or interpretations issued by FASB or any successor thereto) shall constitute a Regulatory Change.

“Reimbursement Obligation” has the meaning set forth in Section 1.10(b).

“Related Commercial Paper” means, with respect to any Conduit for any day during a Calculation Period, Commercial Paper of such Conduit that is allocated, in whole or in part, by the relayed Co-Agent (on behalf of such Conduit) to fund or maintain all or any portion of any Loan by such Conduit during such period.

“Related Security” means, with respect to any Transferred Asset, all of the applicable Borrower’s right, title and interest in, to and under: (i) the Related Security (under and as defined in the applicable Receivables Sale Agreement), (ii) the applicable Receivables Sale Agreement in respect of such Transferred Asset, (iii) the applicable Performance Undertaking, (iv) the Blocked Sweep Account and the funds and instruments from time to time deposited therein, and (v) all proceeds of any of the foregoing.

“Required Co-Agents” means, at any time, one or more Co-Agents (excluding the Co-Agent of any Lender Group then containing a Defaulting Lender), the Lender Groups of which then have, in the aggregate, Lender Group Commitments in excess of 50% of the Aggregate Commitment.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period

less than 25% of the Aggregate Commitment	2 Business Days

greater than or equal to 25% but less than 50% of the Aggregate Commitment	5 Business Days

greater than or equal to 50% of the Aggregate Commitment	10 Business Days

“Required Reserve” means, on any day during a month, the product of (i) the greater of (a) the Required Reserve Factor Floor and (b) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (ii) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (i) 19.55% plus (ii) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of a Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of a Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of a Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreements), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of a Borrower now or hereafter outstanding, and (v) any payment of management fees by a Borrower (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

“Review” has the meaning set forth in Section 7.1(d).

“S&P” means Standard and Poor’s Ratings Services, a Standard and Poor’s Financial Services, LLC business.

“Secured Parties” means the Indemnified Parties.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” means, for each day in a Calculation Period:

(a) an amount equal to (i) the Servicing Fee Rate (or, at any time while UHS of Delaware or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Borrowers and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (iii) 1/360; or

(b) on and after the Servicer’s reasonable request made at any time when UHS of Delaware or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (ii) the number of days in the current Calculation Period.

“Servicing Fee Rate” means 1.0% per annum.

“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

“Settlement Date” means the 17th day of each month (or if any such day is not a Business Day, the next succeeding Business Day thereafter).

“STRH” has the meaning set forth in the preamble to this Agreement.

“Subordinated Loan” has the meaning set forth in the Receivables Sale Agreements.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“SunTrust” has the meaning set forth in the preamble to this Agreement.

“Tax Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Termination Date” has the meaning set forth in the Receivables Sale Agreements.

“TPF” has the meaning set forth in the preamble to this Agreement.

“Transaction Documents” means, collectively, this Agreement, each Borrowing Notice, each Receivables Sale Agreement, each Collection Account Agreement, each Performance Undertaking, the Fee Letter, each Subordinated Note (as defined in the Receivables Sale Agreements) and all other instruments, documents and agreements executed and delivered in connection herewith.

“Transferred Assets” has the meaning set forth in the Receivables Sale Agreements.

“TRICARE” has the meaning provided in the Receivables Sale Agreements.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UHS of Delaware” has the meaning set forth in the preamble to this Agreement.

“Unmatured Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“VFCC” has the meaning set forth in the preamble to this Agreement.

“Victory” has the meaning set forth in the preamble to this Agreement.

“Wells” has the meaning set forth in the preamble to this Agreement.

“Wells Assignment” has the meaning set forth in the recitals to this Agreement.

“Yield Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II-A

FORM OF BORROWING NOTICE

UHS RECEIVABLES CORP.

BORROWING NOTICE

dated                     , 20

for Borrowing on                     , 20

[The Administrative Agent]

[The LC Bank]

[Each Co-Agent]

Attention: [            ]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit and Security Agreement dated as of October 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., Texoma Healthcare System Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., as Borrowers (the “Borrowers”), UHS Receivables Corp., as Collection Agent (the “Collection Agent”), UHS of Delaware, Inc., as initial Servicer, each Conduit, Liquidity Bank, LC Participant and Co-Agent party thereto from time to time, and PNC Bank, National Association, as Administrative Agent and as LC Bank. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

1. The Collection Agent, on behalf of the Borrowers, hereby certifies, represents and warrants to the Agents and the Lenders that on and as of the Borrowing Date (as hereinafter defined):

(a) all applicable conditions precedent set forth in Article VI of the Credit Agreement have been satisfied;

(b) each of its representations and warranties contained in Section 5.1 of the Credit Agreement will be true and correct, in all material respects, as if made on and as of the Borrowing Date;

II-A-1

(c) no event will have occurred and is continuing, or would result from the requested [Advance / issuance of the Letter(s) of Credit], that constitutes an Amortization Event or Unmatured Amortization Event;

(d) the Facility Termination Date has not occurred; and

(e) after giving effect to [the Loans comprising the Advance / issuance of the Letter(s) of Credit] requested below, (i) the Coverage Percentage will not exceed 100% and (ii) the sum of the Aggregate Principal plus the LC Participation Amount will not exceed the Aggregate Commitment.

2.1 [This letter constitutes a notice pursuant to Section 1.14(a) of the Credit Agreement. The Collection Agent, on behalf of the Borrowers, hereby requests that the LC Bank issue a Letter of Credit with a face amount of $            . Subsequent to this issuance, the LC Participation Amount will be $             and the Aggregate Principal will be $            .]

2.2 [The Collection Agent, on behalf of the Borrowers, hereby requests that the Conduits (or their respective Liquidity Banks) make an Advance on                     , 20         (the “Borrowing Date”) as follows:

(a) Aggregate Amount of Advance: $

(i) Victory’s Lender Group’s Percentage of Advance:

$

(ii) TPF’s Lender Group’s Percentage of Advance:

$

(iii) Market Street’s Lender Group’s Percentage of Advance:

$

(b) If the Advance is not funded by the applicable Conduits, the Collection Agent, on behalf of the Borrowers, requests that the Liquidity Banks for such Conduit’s Lender Group make an Alternate Base Rate Loan that converts into LIBO Rate Loan with an Interest Period of              months on the third Business Day after the Borrowing Date.

3. Attached hereto is a pro-forma calculation of the Coverage Percentage.

(1)	Use this clause 2 in the case of a request for an issuance of a Letter of Credit and omit clause 2 below. In the event of a request for the issuance of a Letter of Credit, a Letter of Credit Application in the form of Exhibit IX to the Credit Agreement must also be delivered by the Collection Agent.

(2)	Use this clause 2 in the case of a request for an Advance and omit clause 2 above.

II-A-2

4.3 [Please distribute the proceeds of the Loans requested hereby to the Facility Account as follows:]

Bank: Bank of America, N.A., in Chicago, Illinois

ABA No.: 026-009-593

Account No.: 81889-03045

Ref: Commercial Paper Proceeds

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be executed and delivered as of this              day of                     ,             .

UHS RECEIVABLES CORP., as Collection Agent

By:
Name:
Title:

(3)	Remove this clause 4 and the related wiring instructions in the case of a request for an issuance of a Letter of Credit.

II-A-3

EXHIBIT II-B

FORM OF REDUCTION NOTICE

UHS RECEIVABLES CORP.

REDUCTION NOTICE

dated                     , 20

for reduction to occur on                     , 20

[Administrative Agent]

[LC Bank]

[Each Co-Agent]

Attention: [            ]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit and Security Agreement dated as of October 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., Texoma Healthcare System Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., as Borrowers (the “Borrowers”), UHS Receivables Corp., as Collection Agent (the “Collection Agent”), UHS of Delaware, Inc., as initial Servicer, each Conduit, Liquidity Bank, LC Participant and Co-Agent party thereto from time to time, and PNC Bank, National Association, as Administrative Agent and as LC Bank. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

You are hereby irrevocably notified that Borrowers wish to make an Aggregate Reduction in the amount of $             on                     , 20         (the “Proposed Reduction Date”).

Victory’s Lender Group’s Percentage of such Aggregate Reduction will be $            ; TPF’s Lender Group’s Percentage of such Aggregate Reduction will be $            ]; and Market Street’s Lender Group’s Percentage of such Aggregate Reduction will be $            ].

II-B-1

IN WITNESS WHEREOF, the Collection Agent, on behalf of Borrowers, has caused this Reduction Notice to be executed and delivered as of the date set forth above.

UHS RECEIVABLES CORP., as Collection Agent

By:
Name:
Title:

II-B-2

EXHIBIT III

PLACES OF BUSINESS OF THE LOAN PARTIES; LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

Party	Place of Business and Location of Records	FEIN

UHS Receivables Corp.	367 South Gulph Road King of Prussia, PA 19406	23-2745841

UHS of Delaware, Inc.	367 South Gulph Road King of Prussia, PA 19406	23-2369986

Aiken Regional Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0774753

Auburn Regional Receivables, L.L.C.,	367 South Gulph Road King of Prussia, PA 19406	26-0774853

District Hospital Partners Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0774996

Fort Duncan Medical Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0775079

Lancaster Hospital Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0775124

Laredo Regional Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0775185

Manatee Memorial Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0776575

McAllen Hospitals Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0776758

Northwest Texas Healthcare Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0776677

Sparks Family Hospital Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0776874

Summerlin Hospital Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0776947

Texoma Healthcare System Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	27-3550360

UHS of Oklahoma Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0777008

UHS-Corona Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0777063

Rancho Springs Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0777122

III-1

Valley Health System Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0777199

Wellington Regional Receivables, L.L.C.	367 South Gulph Road King of Prussia, PA 19406	26-0777279

III-2

EXHIBIT IV

FORM OF COMPLIANCE CERTIFICATE

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit and Security Agreement dated as of October 27, 2010 among Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., Texoma Healthcare System Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., as Borrowers (the “Borrowers”), UHS Receivables Corp., as Collection Agent (the “Collection Agent”), UHS of Delaware, Inc. (the “Servicer”), Universal Health Services, Inc., as Performance Guarantor, each Conduit, Liquidity Bank, LC Participant and Co-Agent party thereto from time to time, and PNC Bank, National Association, as Administrative Agent and as LC Bank (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                             of the [Collection Agent/Servicer].

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Unmatured Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

[5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:                                 ]

The foregoing certifications, together with [the computations set forth in Schedule I hereto and] the financial statements delivered with this Certificate in support hereof, are made and delivered as of                     , 20        .

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance with Section 9.1(h) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

EXHIBIT V

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the          day of                     ,         , by and between                             (“Assignor”) and                         (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Amended and Restated Credit and Security Agreement dated as of October 27, 2010 by and among Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., Texoma Healthcare System Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., as Borrowers (the “Borrowers”), UHS Receivables Corp., as Collection Agent (the “Collection Agent”), UHS of Delaware, Inc., as Servicer, Universal Health Services, Inc., as Performance Guarantor, each Conduit, Liquidity Bank, LC Participant and Co-Agent party thereto from time to time, and PNC Bank, National Association, as Administrative Agent and as LC Bank (as amended, modified or restated from time to time, the “Credit and Security Agreement”) and that applicable Liquidity Agreement. Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Credit and Security Agreement.

B. Assignor is a [Liquidity Bank and LC Participant] party to the Credit and Security Agreement, and Assignee wishes to become a [Liquidity Bank and LC Participant] thereunder; and

C. Assignor is selling and assigning to Assignee an undivided         % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) Assignor’s Loans as set forth herein. [For the avoidance of doubt, references herein to the Assignor’s Commitment refer to the Assignor’s Commitments both as a Liquidity Bank and as an LC Participant.]

AGREEMENT

The parties hereto hereby agree as follows:

The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Administrative Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is executed by the Administrative Agent, the LC Bank and the applicable Conduit in the Assignor’s Lender Group and delivered to the Assignor and the Assignee. From and after the Effective Date, Assignee shall be a [Liquidity Bank and LC Participant] party to the Credit and Security Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

If Assignor has no outstanding Loans under the Credit and Security Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Credit and Security Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under the Credit and Security Agreement [(including, without limitation, its obligation to make and maintain Loans and to make participation advances in respect of drawings on Letters of Credit)].

If Assignor has any outstanding Loans under the Credit and Security Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding principal of Assignor’s Loans (such amount, being hereinafter referred to as the “Assignee’s Principal”); (ii) all accrued but unpaid (whether or not then due) Interest attributable to Assignee’s Principal; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Principal for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment, Loans (if applicable) and all related rights and obligations under the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under the Credit and Security Agreement [(including, without limitation, its obligation to make and maintain Loans and to make participation advances in respect of drawings on Letters of Credit)].

Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Credit and Security Agreement.

Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agents and the Liquidity Banks as follows: (a) other than the representation and warranty that it has not created any Lien upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with any of the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Credit and Security Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any Collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any Obligor, any Affiliate of any Borrower or the performance or observance by any Borrower, any Obligor, any Affiliate of any Borrower of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of each of the Transaction Documents and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agents, Conduits, Borrowers or any other Liquidity Bank or Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents; (e) Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit and Security Agreement and the other Transaction Documents, are required to be performed by it as a [Liquidity Bank and as an LC Participant].

Each party hereto represents and warrants to and agrees with the Administrative Agent that it is aware of and will comply with the provisions of the Credit and Security Agreement, including, without limitation, Sections 14.5 and 14.6 thereof.

Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of the Conduit in the Assignor’s Lender Group, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES

FOR NOTICES AND COMMITMENT AMOUNTS

Date:                     ,

Transferred Percentage:             %

	A-1	A-2	B-1	B-2
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding principal (if any)	Ratable Share of Outstanding principal

	A-1	A-2	B-1	B-2
Assignee	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding principal (if any)	Ratable Share of Outstanding principal

Address for Notices

Attention:

Phone:

Fax:

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:	, Assignor

TO:	, Assignee

The undersigned, as Administrative Agent and as LC Bank under the Amended and Restated Credit and Security Agreement dated as of October 27, 2010 by and among Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., Texoma Healthcare System Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., as Borrowers, UHS Receivables Corp., as Collection Agent, UHS of Delaware, Inc., as Servicer, each Conduit, Liquidity Bank, LC Participant and Co-Agent party thereto from time to time, and PNC Bank, National Association, as Administrative Agent and as LC Bank, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of                         , 20         between                             , as Assignor, and                             , as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Effective Date will be                             ,         .

2. Each of the undersigned hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Credit and Security Agreement.

[3. Pursuant to such Assignment Agreement, the Assignee is required to pay $                 to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION, as

Administrative Agent and as LC Bank

By:
Title:

[INSERT APPLICABLE CONDUIT’S NAME]

By:
Name:
Title:

EXHIBIT VI

FORM OF MONTHLY REPORT

(Attached)

VI-1

EXHIBIT VII

FORM OF PERFORMANCE UNDERTAKING

THIS PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of August 31, 2007, is executed by Universal Health Services, Inc., a Delaware corporation (the “Performance Guarantor” or “Parent”) in favor of [Insert Name of applicable Borrower], a Delaware limited liability company (together with its successors and assigns, “Recipient”).

RECITALS

Recipient and Parent’s operating subsidiary, [Insert Name of applicable Originator] (“Originator”), are parties to a Receivables Sale Agreement, dated as of August 31, 2007 (as amended, restated or otherwise modified from time to time, the “Sale Agreement”; capitalized terms used and not otherwise defined herein, are used with the meanings attributed thereto in the Sale Agreement and, if not defined therein, with the meanings attributed thereto in the Credit and Security Agreement hereinafter defined).

Pursuant to and subject to the terms and conditions contained in the Sale Agreement, Originator is selling or contributing all of its right, title and interest in and to its Private Receivables, Participation Interests, Gift Shop Receipts, Related Security and Collections (as each of the foregoing terms is defined in the Sale Agreement) to Recipient. Notwithstanding such sale and contribution, UHS of Delaware, Inc., a Delaware corporation (“UHS of Delaware”) has agreed to continue to service collection of the Private Receivables, Participation Interests, Gift Shop Receipts and Related Security, and UHS Receivables Corp. (“UHS Receivables” and together with the Originator and UHS of Delaware, the “Subsidiary Companies”) has agreed to perform certain administrative and cash collection services on behalf of Recipient.

Unless otherwise provided in the Sale Agreement, Performance Guarantor owns, directly or indirectly, one hundred percent (100%) of the equity interests of each of the Subsidiary Companies and Recipient, and Performance Guarantor is expected to receive substantial direct and indirect benefits from the Originator’s sale and contribution of Private Receivables, Participation Interests, Gift Shop Receipts, Related Security and Collections to Recipient pursuant to the Sale Agreement (which benefits are hereby acknowledged).

As an inducement for Recipient to acquire the Originator’s Private Receivables, Participation Interests, Gift Shop Receipts, Related Security and Collections pursuant to the Sale Agreement, Performance Guarantor has agreed to guaranty the due and punctual performance (a) by Originator of its obligations under the Sale Agreement, (b) by UHS of Delaware of its Servicing Related Obligations (as hereinafter defined), and (c) by UHS Receivables of its Cash Collection Related Obligations (as hereinafter defined).

Performance Guarantor wishes to guaranty the due and punctual performance by each of the Subsidiary Companies of the obligations described in clause 4 above as provided herein.

VII-1

AGREEMENT

NOW, THEREFORE, Performance Guarantor hereby agrees as follows:

Section 1. Definitions. As used herein:

“Agreements” means the Sale Agreement and the Credit and Security Agreement.

“Cash Collection Related Obligations” means all covenants, agreements, terms, conditions and indemnities to be performed and observed by UHS Receivables under the Credit and Security Agreement in its capacity as the Collection Agent thereunder.

“Credit and Security Agreement” means that certain Credit and Security Agreement, dated as of August 31, 2007 by and among Aiken Regional Receivables, L.L.C., Auburn Regional Receivables, L.L.C., Central Montgomery Receivables, L.L.C., District Hospital Partners Receivables, L.L.C., Fort Duncan Medical Receivables, L.L.C., Lancaster Hospital Receivables, L.L.C., Laredo Regional Receivables, L.L.C., Manatee Memorial Receivables, L.L.C., McAllen Hospitals Receivables, L.L.C., Northwest Texas Healthcare Receivables, L.L.C., Sparks Family Hospital Receivables, L.L.C., Summerlin Hospital Receivables, L.L.C., UHS of Oklahoma Receivables, L.L.C., UHS-Corona Receivables, L.L.C., Rancho Springs Receivables, L.L.C., Valley Health System Receivables, L.L.C. and Wellington Regional Receivables, L.L.C., as Borrowers, UHS Receivables Corp., as Collection Agent, UHS of Delaware, Inc., as Servicer, Universal Health Services, Inc., as Performance Guarantor, the Lenders party thereto, the Co-Agents party thereto and Wachovia Bank, National Association, as Administrative Agent for such Co-Agents and such Lenders, as amended, restated or otherwise modified from time to time in accordance with the terms thereof.

“Guaranteed Obligations” means, collectively:

(a) all covenants, agreements, terms, conditions and indemnities to be performed and observed by any Originator under and pursuant to the Sale Agreement and each other document executed and delivered by any Originator pursuant to the Sale Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by any Originator under the Sale Agreement, whether for fees, expenses (including reasonable counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason;

(b) all Servicing Related Obligations; and

(c) all Cash Collection Related Obligations.

“Servicing Related Obligations” means, collectively, all obligations of UHS of Delaware. as Servicer under the Credit and Security Agreement or which arise pursuant to Section 8.2, Section 8.3 or, as a result of its termination as Servicer, Section 14.4(a) of the Credit and Security Agreement.

Section 2. Guaranty of Performance of Guaranteed Obligations. Performance Guarantor hereby guarantees to Recipient, the full and punctual payment and performance by

VII-2

each of the Subsidiary Companies of its respective Guaranteed Obligations. This Undertaking is an absolute, unconditional and continuing guaranty of the full and punctual performance of all Guaranteed Obligations and is in no way conditioned upon any requirement that Recipient first attempt to collect any amounts owing by any of the Subsidiary Companies to Recipient, the Agents or the Lenders from any other Person or resort to any collateral security, any balance of any deposit account or credit on the books of Recipient, the Agents or any Lender in favor of any of the Subsidiary Companies or any other Person or other means of obtaining payment. Should any of the Subsidiary Companies default in the payment or performance of any of its Guaranteed Obligations, Recipient (or its assigns) may cause the immediate performance by Performance Guarantor of the Guaranteed Obligations and cause any payment Guaranteed Obligations to become forthwith due and payable to Recipient (or its assigns), without demand or notice of any nature (other than as expressly provided herein), all of which are hereby expressly waived by Performance Guarantor. Notwithstanding the foregoing, this Undertaking is not a guarantee of the collection of any of the Private Receivables or Participation Interests, and Performance Guarantor shall not be responsible for any Guaranteed Obligations to the extent the failure to perform such Guaranteed Obligations by any of the Subsidiary Companies results from Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; provided that nothing herein shall relieve any of the Subsidiary Companies from performing in full its Guaranteed Obligations under the Agreements or Performance Guarantor of its undertaking hereunder with respect to the full performance of such duties.

Section 3. Performance Guarantor’s Further Agreements to Pay. Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Recipient (and its assigns), forthwith upon demand in funds immediately available to Recipient, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Recipient in connection with the Guaranteed Obligations, this Undertaking and the enforcement thereof, together with interest on amounts recoverable under this Undertaking from the time when such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the Prime Rate plus 2% per annum, such rate of interest changing when and as the Prime Rate changes.

Section 4. Waivers by Performance Guarantor. Performance Guarantor waives notice of acceptance of this Undertaking, notice of any action taken or omitted by Recipient (or its assigns) in reliance on this Undertaking, and any requirement that Recipient (or its assigns) be diligent or prompt in making demands under this Undertaking, giving notice of any Termination Event, Amortization Event, other default or omission by any of the Subsidiary Companies or asserting any other rights of Recipient under this Undertaking. Performance Guarantor warrants that it has adequate means to obtain from each of the Subsidiary Companies, on a continuing basis, information concerning the financial condition of such Subsidiary Company, and that it is not relying on Recipient to provide such information, now or in the future. Performance Guarantor also irrevocably waives all defenses (i) that at any time may be available in respect of the Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect or (ii) that arise under the law of suretyship, including impairment of collateral. Recipient (and its assigns) shall be at liberty, without giving notice to or obtaining the assent of Performance Guarantor and without relieving Performance Guarantor of any liability under this Undertaking, to deal with each of the Subsidiary Companies and with

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each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as Recipient in its sole discretion deems fit, and to this end Performance Guarantor agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 7 hereof, shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any Termination Event, Amortization Event, or default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of any payment Obligations of any of the Subsidiary Companies or any part thereof or amounts which are not covered by this Undertaking even though Recipient (or its assigns) might lawfully have elected to apply such payments to any part or all of the payment Obligations of such Subsidiary Company, or to amounts which are not covered by this Undertaking; (g) the existence of any claim, setoff or other rights which Performance Guarantor may have at any time against any of the Subsidiary Companies in connection herewith or any unrelated transaction; (h) any assignment or transfer of the Guaranteed Obligations or any part thereof; or (i) any failure on the part of any of the Subsidiary Companies to perform or comply with any term of the Agreements or any other document executed in connection therewith or delivered thereunder, all whether or not Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section 4.

Section 5. Unenforceability of Guaranteed Obligations Against the Subsidiary Companies. Notwithstanding (a) any change of ownership of any of the Subsidiary Companies or the insolvency, bankruptcy or any other change in the legal status of any of the Subsidiary Companies; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (c) the failure of any of the Subsidiary Companies or Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Undertaking; or (d) if any of the moneys included in the Guaranteed Obligations have become irrecoverable from any of the Subsidiary Companies for any other reason other than final payment in full of the payment Obligations in accordance with their terms, this Undertaking shall nevertheless be binding on Performance Guarantor. This Undertaking shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any of the

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Subsidiary Companies or for any other reason with respect to any of the Subsidiary Companies, all such amounts then due and owing with respect to the Guaranteed Obligations under the terms of the Agreements, or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, shall be immediately due and payable by Performance Guarantor.

Section 6. Representations and Warranties. Performance Guarantor hereby represents and warrants to Recipient that:

(a) Existence and Standing. Performance Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Performance Guarantor is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold would not reasonably be expected to have a material adverse effect upon the ability of the Performance Guarantor to perform its obligations hereunder.

(b) Authorization, Execution and Delivery; Binding Effect. The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Undertaking has been duly executed and delivered by Performance Guarantor. This Undertaking constitutes the legal, valid and binding obligation of Performance Guarantor enforceable against Performance Guarantor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Conflict; Government Consent. The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Lien on assets of Performance Guarantor or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation would not reasonably be expected to have a material adverse effect upon the ability of the Performance Guarantor to perform is obligations hereunder.

(d) Financial Statements. The consolidated financial statements of Performance Guarantor and its consolidated Subsidiaries dated as of December 31, 2006 heretofore delivered to Recipient have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present in all material respects the consolidated financial condition and results of operations of Performance Guarantor and its consolidated Subsidiaries as of such dates and for the periods ended on such dates. Since the later of (i) December 31, 2006 and (ii) the last time this representation was made or deemed

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made, no event has occurred which would reasonably be expected to have a material adverse effect upon the ability of the Performance Guarantor to perform is obligations hereunder.

(e) Taxes. Performance Guarantor has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Performance Guarantor or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No federal or state tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Performance Guarantor in respect of any taxes or other governmental charges are adequate.

(f) Litigation and Contingent Obligations. Except as disclosed in the filings made by Performance Guarantor with the Securities and Exchange Commission, there are no actions, suits or proceedings pending or, to the best of Performance Guarantor’s knowledge threatened against or affecting Performance Guarantor or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a material adverse effect on (i) the business, properties, condition (financial or otherwise) or results of operations of Performance Guarantor and its Subsidiaries taken as a whole, (ii) the ability of Performance Guarantor to perform its obligations under this Undertaking, or (iii) the validity or enforceability of any of this Undertaking or the rights or remedies of Recipient hereunder. Performance Guarantor does not have any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6(d).

Section 7. Subrogation; Subordination. Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations are paid in full Performance Guarantor: (a) will not enforce or otherwise exercise any right of subrogation to any of the rights of Recipient, the Agents or any Lender against any of the Subsidiary Companies, (b) hereby waives all rights of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code, at law or in equity or otherwise) to the claims of Recipient, the Agents and the Lenders against any of the Subsidiary Companies and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the United States Bankruptcy Code) which Performance Guarantor might now have or hereafter acquire against any of the Subsidiary Companies that arise from the existence or performance of Performance Guarantor’s obligations hereunder, (c) will not claim any setoff, recoupment or counterclaim against any of the Subsidiary Companies in respect of any liability of Performance Guarantor to such Subsidiary Company and (d) waives any benefit of and any right to participate in any collateral security which may be held by Recipient, the Agents or the Lenders. The payment of any amounts due with respect to any indebtedness of any of the Subsidiary Companies now or hereafter owed to Performance Guarantor is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations. Performance Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Guaranteed Obligations, Performance Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any of the Subsidiary Companies to Performance Guarantor until all of the Guaranteed Obligations shall have been paid and performed in full. If, notwithstanding the foregoing sentence, Performance Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still unperformed or outstanding, such

VII-6

amounts shall be collected, enforced and received by Performance Guarantor as trustee for Recipient (and its assigns) and be paid over to Recipient (or its assigns) on account of the Guaranteed Obligations without affecting in any manner the liability of Performance Guarantor under the other provisions of this Undertaking. The provisions of this Section 7 shall be supplemental to and not in derogation of any rights and remedies of Recipient under any separate subordination agreement which Recipient may at any time and from time to time enter into with Performance Guarantor.

Section 8. Termination of Performance Undertaking. Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Obligations are finally paid and satisfied in full and the Credit and Security Agreement is terminated, provided that this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any of the Subsidiary Companies or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not Recipient (or its assigns) is in possession of this Undertaking. No invalidity, irregularity or unenforceability by reason of the Bankruptcy Code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations shall impair, affect, be a defense to or claim against the obligations of Performance Guarantor under this Undertaking.

Section 9. Effect of Bankruptcy. This Performance Undertaking shall survive the insolvency of any of the Subsidiary Companies and the commencement of any case or proceeding by or against any of the Subsidiary Companies under the Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the Bankruptcy Code with respect to any of the Subsidiary Companies or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which any of the Subsidiary Companies is subject shall postpone the obligations of Performance Guarantor under this Undertaking.

Section 10. Setoff. Regardless of the other means of obtaining payment of any of the Guaranteed Obligations, Recipient (and its assigns) is hereby authorized at any time and from time to time, without notice to Performance Guarantor (any such notice being expressly waived by Performance Guarantor) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of Performance Guarantor under this Undertaking, whether or not Recipient (or any such assign) shall have made any demand under this Undertaking and although such Obligations may be contingent or unmatured.

Section 11. Taxes. All payments to be made by Performance Guarantor hereunder shall be made free and clear of any deduction or withholding. If Performance Guarantor is required by law to make any deduction or withholding on account of tax or otherwise from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Recipient receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

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Section 12. Further Assurances. Performance Guarantor agrees that it will from time to time, at the request of Recipient (or its assigns), provide information relating to the business and affairs of Performance Guarantor as Recipient may reasonably request. Performance Guarantor also agrees to do all such things and execute all such documents as are necessary or desirable to give full effect to this Undertaking.

Section 13. Successors and Assigns. This Performance Undertaking shall be binding upon Performance Guarantor, its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Recipient and its successors and assigns. Performance Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of each of Recipient and each Agent. Without limiting the generality of the foregoing sentence, Recipient may assign or otherwise transfer the Agreements, any other documents executed in connection therewith or delivered thereunder or any other agreement or note held by them evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to the Recipient herein.

Section 14. Amendments and Waivers. No amendment or waiver of any provision of this Undertaking nor consent to any departure by Performance Guarantor therefrom shall be effective unless the same shall be in writing and signed by Recipient, the Agents and Performance Guarantor. No failure on the part of Recipient to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 15. Notices. All notices and other communications provided for hereunder shall be made in writing and shall be addressed as follows: if to Performance Guarantor, at the address set forth beneath its signature hereto, and if to Recipient, at 367 South Gulph Road, King of Prussia, PA 19406, or at such other addresses as each of Performance Guarantor or any Recipient may designate in writing to the other. Each such notice or other communication shall be effective (1) if given by telecopy, upon the receipt thereof, (2) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (3) if given by any other means, when received at the address specified in this Section 15.

Section 16. GOVERNING LAW. THIS UNDERTAKING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 17. CONSENT TO JURISDICTION. EACH OF THE PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

VII-8

UNDERTAKING, THE AGREEMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND EACH OF THE PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 18. Bankruptcy Petition. Performance Guarantor hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all of Recipient’s outstanding obligations under the Credit and Security Agreement, it will not institute against, or join any other Person in instituting against, Recipient any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 19. Miscellaneous. This Undertaking constitutes the entire agreement of Performance Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Undertaking shall be in addition to any other guaranty of or collateral security for any of the Guaranteed Obligations. The provisions of this Undertaking are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Performance Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Performance Guarantor’s liability under this Undertaking, then, notwithstanding any other provision of this Undertaking to the contrary, the amount of such liability shall, without any further action by Performance Guarantor or Recipient, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. Any provisions of this Undertaking which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise specified, references herein to “Section” shall mean a reference to sections of this Undertaking.

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IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:
Name:
Title:

Address for Notices:

367 S. Gulph Road King of Prussia, PA 19406-0958 Attention: Cheryl Ramagano Phone: (610) 768-3402 Fax: (610) 382-4407

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EXHIBIT VIII

ELIGIBLE PAYOR CLASSES

Payor Class Code on Originators’ Records	Name of Payor Class on Originators’ Records	Description of Payor Class
A	COMMERCIAL INSURANCE	Receivables due from Indemnity plans that usually pay 100% of charges. Traditionally, this is an 80/20% split between payor and patient co-insurance.

C	TRICARE	Civilian Health & Medical Program of the Uniformed Services. A cost-sharing health plan for inactive military personnel under age 65, their eligible dependents and the dependents of those on active duty.

G	HOSPITAL OPTION G	This is used by the hospitals for special plans, such as Lifecare (Lifecare is a long-term care provider that we lease space to in some of our facilities). Miscellaneous plans that do not fall clearly in any other category are billed here. This financial class contains the cash reposting account. If cash comes in the door and we are unsure which patient account it refers to, we first post it here, and then ultimately reclass it to the proper patient account when it has been identified.

H	MANAGED CARE	Health maintenance organization: [managed care] A health plan that offers a range of services to its members for a pre-paid premium. Members pay a fixed rate and usually must use the participating physicians and facilities to qualify for coverage unless an outside referral is approved. HMOs use various approaches to gather their providers, including the staff model, group model, Independent Practice Association and network model.

I	WORKER’S COMPENSATION	This is used for all employees who get hurt performing their jobs. It is the ultimate responsibility of the insurance company for the company where the accident occurred to assume liability for this cost.

J	MEDICARE - REHAB	This is used for Medicare Rehabilitation patients who qualify for sub-acute care. This is only for in-patient, and not out-patient charges. We bill these using a separate Medicare provider number.

K	MEDICARE - SUPPLEMENTAL	This is secondary insurance purchased by some Medicare patients. An example of two such providers would be AARP or PACE. This insurance pays for drugs, deductibles and co-insurance amounts that are the patient responsibility.

M	MEDICARE	A national program of health insurance which is operated by the Health Care Financing Administration (HCFA) on behalf of the Federal government. The program provides health insurance benefits primarily to persons over the age of 65 and others who are eligible for Social Security benefits. Coverage includes the cost of hospitalization, medical care, and some related services; Part A includes inpatient costs and Part B includes outpatient costs.

O	INDUSTRIAL MEDICINE	These are industrial medicine accounts. Employers send their employees to UHS facilities for drugs screenings or health screenings. We bill the employers, not the employees.

Q	HOSPITAL OPTION/SPECIAL HANDLING	This is used for a variety of special programs that are hospital specific. For example, County run programs; Jail programs; Crime Victims programs; Children’s Program’s, etc. These are paid by a third party obligor, and is not a form of self pay.

S	MEDICAID	Those medical benefits that are authorized under Title XIX of the Social Security Act, as amended, and are provided to welfare recipients and the medically indigent through programs administered by the various states.

U	Medicare Managed Care	Patients who are eligible for Medicare may select an HMO or PPO environment by opting out of the traditional Medicare program. Medicare contracts with these Managed Care Payors to provide coverage for these Medicare eligible patients. The Managed Care Payor assumes all financial obligations under the contract.

V	Medicaid Managed Care	Patients who are eligible for Medicaid may select an HMO or PPO environment by opting out of the traditional Medicaid program. Medicaid contracts with these Managed Care Payors to provide coverage for these Medicaid eligible patients. The Managed Care Payor assumes all financial obligations under the contract.

W	MEDICARE-PSYCH	In-patient psychiatric program through Medicare. This is billed using a separate provider number.

X	MEDICARE/MEDICAID	These are crossover accounts where Medicare has paid initially, but then the remaining balance is paid through the state Medicaid program.

Y	MEDICARE/SNF	A special Medicare program used for patients who qualify for a Skilled nursing facility: A place for patients who need the scheduled medical care of a nurse but don't need to stay in a hospital. This is also billed using a separate provider number.

VIII-I

EXHIBIT IX

FORM OF LETTER OF CREDIT APPLICATION

(Attached)

IX-1

SCHEDULE A

COMMITMENTS

VICTORY’ S LENDER GROUP	COMMITMENT
Lender Group Commitment	$80,000,000
BTMU’s Commitment as a Liquidity Bank	$80,000,000
BTMU’s Commitment as an LC Participant	$80,000,000

TPF’S LENDER GROUP	COMMITMENT
Lender Group Commitment	$80,000,000
SunTrust’s Commitment as a Liquidity Bank	$80,000,000
SunTrust’s Commitment as an LC Participant	$80,000,000

MARKET STREET’S LENDER GROUP	COMMITMENT
Lender Group Commitment	$80,000,000
PNC’s Commitment as a Liquidity Bank	$80,000,000
PNC’s Commitment as an LC Participant	$80,000,000

A-1

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE ADMINISTRATIVE AGENT

ON OR PRIOR TO THE INITIAL ADVANCE OR LETTER OF CREDIT ISSUANCE

(i) Executed copies of the Amended and Restated Credit and Security Agreement, duly executed by the parties thereto.

(ii) Executed copies of the Omnibus Amendment to the Receivables Sale Agreement, and the Receivables Sale Agreement, between UHS of Texoma, Inc., as Originator, and Texoma Healthcare System Receivables, LLC, as Buyer, duly executed by the parties thereto.

(iii) Executed copies of the Wells Assignment, duly executed by the parties thereto.

(iv) Executed copies of the Payoff Letter, duly executed by the parties thereto.

(v) Executed copies of the Amended and Restated Subordinated Notes by each Buyer in favor of the applicable Originator, and the Subordinated Note by Texoma Healthcare System Receivables, L.L.C., as Buyer, in favor of UHS of Texoma, Inc., as Originator, duly executed by the parties thereto.

(vi) Copy of the Resolutions of the Board of Directors of each Loan Party, Originator and Performance Guarantor certified by its Secretary authorizing such Person’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

(vii) Copies of Certificate of Incorporation/Formation of each Loan Party, Originator and Performance Guarantor certified by the Secretary of State of its jurisdiction of organization, in each case as amended through the date hereof.

(viii) Good Standing Certificate for each Loan Party, Originator and Performance Guarantor issued by the Secretaries of State of its state of organization and each jurisdiction where it has material operations, dated a date reasonably close to the date hereof.

(ix) A certificate of the Secretary of each Loan Party, Originator and Performance Guarantor certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder and (ii) a copy of such Person’s By-Laws or limited liability company agreement, as applicable, as amended through the date hereof.

(x) Pre-filing state and federal tax lien, judgment lien and UCC lien searches against the Loan Parties and each Originator from the appropriate filing offices in their respective jurisdictions of organization, dated a date reasonably close to the date hereof.

(xi) Acknowledgment copies, or time stamped receipt copies, of proper financing statements, duly filed prior to the date hereof in connection with the Original Agreement, and all amendments thereto and assignment thereof (including amendments thereto and assignments thereof filed in connection with the closing of this Agreement, or evidence that such financing statement amendments and assignments are in proper form for filing), under the UCC, in all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable, under the UCC of all appropriate jurisdictions in order to perfect (and, as applicable, continue the perfection of) the security interests contemplated by this Agreement.

(xii) Duly executed UCC termination statements, in form suitable for filing under the UCC, in all jurisdictions, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by Borrower or any Originator.

(xiii) (a) Executed Collection Account Agreement for the Blocked Sweep Account and all amendments thereto, including those entered into in connection with the closing of this Agreement, (b) executed but undated letter(s) from each of the Originators, the Collection Agent and Borrowers instructing Bank of America, N.A. to sweep all available funds in each of the Local Deposit Accounts and the Concentration Account into the Blocked Sweep Account each Business Day and (c) copies of letters from Bank of America, N.A., dated the date hereof and confirming the sweeping of all available funds in each of the Local Deposit Accounts and the Concentration Account into the Blocked Sweep Account each Business Day.

(xiv) Favorable opinions of legal counsel for the Loan Parties and Performance Guarantor reasonably acceptable to the Administrative Agent, covering certain general corporate and enforceability, UCC and bankruptcy matters.

(xv) A Compliance Certificate.

(xvi) A Borrowing Notice.

(xvii) A Copy of the Credit and Collection Policy.

(xviii) Executed copies of the Fee Letter.

(xix) A Monthly Report as at September 30, 2010.

(xx) Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with this Agreement.

(xxi) If applicable, a direction letter executed by each of the Loan Parties authorizing the Agents, and directing warehousemen to allow the Agents to inspect and make copies from such Loan Party’s books and records maintained at off-site data processing or storage facilities.

(xxii) The Liquidity Agreements, duly executed by each of the parties thereto.

(xxiii) A Performance Undertaking duly executed by the Parent in favor of each of the Borrowers.

(xxiv) Resolutions of Parent’s board of directors certified by its Secretary ratifying the Performance Undertakings and the other Transaction Documents to which it is a party.

(xxv) Such other approvals, opinions or documents as the Administrative Agent may reasonably request.

SCHEDULE C

CONSOLIDATED LEVERAGE RATIO

As used in the Agreement, “Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

For purposes of the foregoing, the following terms have the following meanings. Initially capitalized terms used but not otherwise defined in this Schedule C have the respective meanings assigned thereto in the Agreement.

“Acquisition” means the acquisition by the Parent of Psychiatric Solutions, Inc. through a merger of Olympus Acquisition Corp., a Wholly Owned Subsidiary of the Parent, with Psychiatric Solutions, Inc., all in accordance with the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger among the Parent, Olympus Acquisition Corp. and Psychiatric Solutions, Inc., dated as of May 16, 2010.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Schedule C, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in the determination thereof, Consolidated Interest Expense, depreciation and amortization expense and provision for income taxes plus (or minus) (iii) the amount of any material nonrecurring items of loss (or gain), adjusted to eliminate the effect of any such item on the provision for income taxes for such period, plus (iv) equity-based compensation expense (to the extent paid in equity and not in cash), plus (v) the amount of net cost savings projected by the Parent in good faith to be realized as a result of specified actions taken or initiated in connection with the Acquisition (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (A) such cost savings are reasonably identifiable and factually supportable, (B) the aggregate amount of cost savings added pursuant to this clause (v) shall not exceed $40,000,000 for the 2011 fiscal year and (C) the aggregate amount of cost savings added pursuant to this clause (v) shall not exceed $55,000,000 for any period of four consecutive fiscal quarters; provided further that such cost savings shall be set forth in an certificate of a Responsible Officer which states (y) the amount of such cost savings and (z) that such cost savings are based on the good faith belief of the chief financial officer, plus (vi) fees and expenses related to the Acquisition and the incurrence of Indebtedness in connection therewith. Notwithstanding the foregoing, Consolidated EBITDA for (a) the quarterly period of the Parent ended March 31,

2010, shall be deemed to be $291,900,000 and (b) each of the quarterly periods of the Parent ended June 30, 2010, September 30, 2010 and December 31, 2010 shall be determined on a pro forma basis after giving effect to the Acquisition and deemed to be the amount set forth for such quarterly period on a certificate of the chief financial officer of the Parent.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense (net of interest income) of the Parent and its Subsidiaries determined on a consolidated basis for such period.

“Consolidated Net Income” means for any period means the consolidated net income of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Total Debt” means at any date, the Indebtedness of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date; provided that from December 1 of any year to but not including June 30 of the following year Consolidated Total debt shall not include amounts borrowed to fund the [Voluntary Employment Benefit Association] not exceeding the aggregate amount of employee benefits prepaid by the Parent and its Subsidiaries through payments to the [Voluntary Employment Benefit Association] during such period.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent in good faith.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capital Lease Obligations of such Person, (v) all obligations (contingent or otherwise) of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person and (vii) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vii) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of “Indebtedness” of any Subsidiary that is not a Wholly Owned Subsidiary of the Parent shall only include the allocable portion of such Indebtedness corresponding to the Parent’s direct or indirect ownership interest in such Subsidiary.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Responsible Officer” means the chief executive officer, president, chief financial officer or vice president and treasurer of the Parent, but in any event, with respect to financial matters, the chief financial officer of the Parent.

“Special Receivables Subsidiary” has the meaning assigned to such term in the Parent Credit Agreement.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Schedule C shall refer to a Subsidiary or Subsidiaries of the Parent; provided, that Specified Receivables Subsidiaries shall be deemed not to constitute “Subsidiaries” for the purposes of this Schedule C.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

SCHEDULE D

SPECIAL OBLIGOR CONCENTRATION LIMIT

In addition to the other Obligor Concentration Limits specified in the Agreement:

(a) All Private Receivables owed by members of the BlueCross BlueShield Association shall be subject to a Special Concentration Limit of 15% of the Eligible Receivables and Eligible Participation Interests, in the aggregate; provided, however, that (i) the aggregate outstanding balance of such Private Receivables originated by facilities located in the State of Nevada shall be subject to a state sub-limit of 10% of the Eligible Receivables and Eligible Participation Interests, in the aggregate, and (ii) the aggregate outstanding balance of such receivables originated by facilities located within any other state (or District of Columbia), shall be subject to a state sub-limit of 5% of the Eligible Receivables and Eligible Participation Interests, in the aggregate; and

(b) The combined company that was formed by the merger of Sierra Health Services, Inc. with United HealthCare Services, Inc. (the “Combined Company”) and its Affiliates will have a Special Concentration Limit of 14.0% of the Eligible Receivables and Eligible Participation Interests, in the aggregate, unless and until cancelled upon not less than five (5) Business Days’ written notice by the Administrative Agent to Borrowers after the occurrence of a United HealthCare Credit Event, provided the Required Reserve Factor Floor is adjusted (if applicable) based on the Combined Company’s actual debt ratings at that time.

As used in this Schedule D, the following terms have the following meanings:

“United HealthCare Credit Event” means the occurrence of either (i) any material adverse effect on the business, operations, financial condition or assets of the Combined Company and its Affiliates, taken as a whole or (ii) any of the public debt ratings of the Combined Company or any of its Affiliates are downgraded or withdrawn.

D-1